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                                                                Exhibit 2.1
















                             CONTRIBUTION AGREEMENT

                                     AMONG

                            FORBES/COHEN PROPERTIES,
                         a Michigan general partnership
                                      and

                            GGP LIMITED PARTNERSHIP
                         a Delaware limited partnership



December 6, 1996




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                             CONTRIBUTION AGREEMENT


     Contribution Agreement, dated December 6, 1996, among FORBES/COHEN PROPERTIES, a Michigan general partnership ("Contributor"), and GGP LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership").

                                R E C I T A L S

     WHEREAS, Contributor is the developer of a regional shopping center commonly known as Lansing Mall, Lansing, Michigan, including without limitation the free-standing buildings west of Mall Drive West and north of Saginaw Highway (the "Mall"); and

     WHEREAS, Contributor desires to contribute to the capital of the Partnership or cause to be contributed to the capital of the Partnership all of the partnership interests in a partnership owning the Mall (other than the property owned, if any, by the department stores or others at the Mall), and the Partnership desires to accept such contributions to capital, upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I
                                  Definitions

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     "Acquired Partnership" shall have the meaning set forth in Section 2.3(a).

     "ADA" shall mean the Americans With Disabilities Act, as amended.

     "Adjustment Date" shall have the meaning set forth in Section 4.1.

     "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, single business taxes, property insurance charges and HVAC charges (except to the extent that such HVAC charges are separately metered, in which event they shall be treated as Fixed and Other Tenant Charges) to the extent denominated as such in the Leases and the Reciprocal Easement Agreements.

     "Affiliates" shall mean, with respect to the Partnership, any Person controlling, controlled by or under common control with the Partnership and, in the case of Contributor, Maurice Cohen or Sidney Forbes, any members of the family of either of them or any Person controlled by either or both of them.

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     "Agreement" shall mean this Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

     "Anchor" shall mean each Person identified in Schedule 1.1.

     "Annual Financial Statements" shall have the meaning set forth in Section 7.2(k).

     "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated under Article V, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

     "Assumed Unit Price" shall mean $25.00.

     "Audited Financial Statements" shall have the meaning set forth in Section 7.2(k).

     "Books and Records" shall mean all records, books of account and papers of Contributor relating to the Interests, the Acquired Partnership and the construction, ownership and operation of the Property, including without limitation architect's drawings, blue prints and as-built plans, maintenance logs, instruction books, employee manuals, records and correspondence relating to insurance claims, copies of guarantees and warranties, originals and/or copies of the Leases, the Reciprocal Easement Agreements and the Contracts and correspondence related thereto.

     "Casualty" shall mean any damage to or destruction of the Mall or any portion thereof caused by fire or other casualty, whether or not insured.

     "Circuit City" shall mean Circuit City Stores, Inc.

     "Circuit City Agreement" shall have the meaning set forth in Section 2.9.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Date" shall have the meaning set forth in Section 4.1.

     "Closing Documents" shall mean the Contributor Closing Documents and Partnership Closing Documents, collectively.

     "Closing Price" shall have the meaning set forth in the Partnership Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.


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     "Common Stock" shall mean the common stock, $.10 par value per share, of the General Partner.

     "Consultant" shall have the meaning set forth in Section 8.3.

     "Contract Party Consents" shall have the meaning set forth in Section
11.5.

     "Contracts" shall mean the service, maintenance and other contracts and concessions that are currently in effect with respect to the Mall respecting the use, maintenance, development, sale or operation thereof or any portion thereof (but excluding this Agreement, the Leases, the Permitted Exceptions and the Reciprocal Easement Agreements) which are listed on Schedule 7.2(n), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement. "Contracts" also shall include any Circuit City Agreement.

     "Contributor Property Liabilities" shall mean the Existing Indebtedness, any mortgage indebtedness secured by the Real Property (alone or in conjunction with any other properties) incurred to refinance the Existing Indebtedness and any indebtedness guaranteed by Contributor pursuant to Section 11.13.

     "Contributor's Liabilities" shall have the meaning set forth in Section
2.4.

     "Drop-Down" shall mean the transactions contemplated by Section 2.3.

     "Drop-Down Documents" shall have the meaning set forth in Section 2.3.

     "Environmental Laws" shall mean the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.; Clean Air Act (42 U.S.C. Section 9402 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); and all other applicable federal, state and local environmental laws, including obligations under the common law, ordinances, rules and regulations, as any of the foregoing may have been amended, supplemented or supplanted prior to the date hereof, relating to regulation or control of hazardous, toxic or dangerous substances or wastes, or their handling, storage or disposal or to environmental health and safety.


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     "Environmental Report" shall have the meaning set forth in Section 8.3.

     "Estoppels" shall mean the estoppel certificates to be obtained pursuant to Section 11.7.

     "Excluded Anchor Parcels" shall mean those certain parcels of land legally described in Exhibit A and the improvements thereon owned by certain of the Anchors or other Persons other than Contributor.

     "Excluded Personalty" shall mean the personal items belonging to employees of Contributor, the computer equipment located at the offices of Contributor in Southfield, Michigan and the cash, cash accounts (including any cash or cash accounts constituting the Security Deposits) and, except as provided in Article V, receivables of Contributor or, following the Drop-Down, the Acquired Partnership.

     "Existing Indebtedness" shall mean the loans listed on Schedule 7.2(x).

     "Existing Indebtedness Documents" shall have the meaning set forth in
Schedule 7.2(x).

     "Existing Indebtedness Consent Documents" shall have the meaning set forth in Section 2.5.

     "Existing Lenders" shall mean the holders of the Existing Indebtedness as specified on Schedule 7.2(x).

     "Financial Statements" shall have the meaning set forth in Section 7.2(k).

     "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and Advertising and Promotional Contributions.

     "Fixed and Other Tenant Charge Arrearages" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Adjustment Date.

     "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

     "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation and the general partner of the Partnership.

     "Gross Asset Value" shall mean, with respect to the Property as of Closing, the sum of (a) the principal amount of Existing Indebtedness as of the Adjustment Date and (b) the product of the

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number of Units issued to Contributor pursuant to the Supplemental
Agreement and the Assumed Unit Price.

     "Guaranty" shall have the meaning set forth in Section 2.8(b).

     "Hazardous Materials" shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including without limitation asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by any Environmental Law.

     "Hudson Oil Parcel" shall mean the parcel of real estate legally described on Exhibit B-1.

     "Hudson Oil Agreement" shall have the meaning set forth in Section 2.12.

     "Improvements" shall mean all buildings, structures (surface and subsurface) and other improvements located on the Land, including any fixtures as shall constitute real property under applicable provisions of law.

     "Indemnified Partnership Persons" shall have the meaning set forth in
Section 11.1(a).

     "Intellectual Property" shall have the meaning set forth in Section
7.2(l).

     "Interests" shall mean all of the general and/or limited partnership interests in the Acquired Partnership, together with all rights and powers in respect of such interests as a general and/or limited partner in the Acquired Partnership and all property, real or personal, relating to such interests and/or the Acquired Partnership.

     "Interim Financial Statements" shall have the meaning set forth in Section 7.2(k).

     "JP" shall mean Jackson Properties, a Michigan general partnership.

     "Lakeview Contribution Agreement" shall mean that certain Contribution Agreement dated as of even date herewith by and between the Partnership and LSA.

     "Land" shall mean those certain parcels of real estate described on Exhibit B.
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     "Leases" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect affecting or relating to the Mall which are listed on Schedule 7.2(h), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     "Liens" shall mean mortgages, liens, pledges, security interests, charges, claims, restrictions or other encumbrances of any nature whatsoever.

     "Loss" shall have the meaning set forth in Section 11.1(a).

     "LSA" shall mean Lakeview Square Associates, a Michigan general partnership.

     "Mall" shall have the meaning set forth in the recitals.

     "Major Tenant" shall mean a Tenant who occupies space at a Mall consisting of more than 5,000 square feet.

     "Memorandum" shall mean that certain Private Placement Memorandum dated November 18, 1996 relating to the issuance of Units pursuant hereto, among other things.

     "Missing Tenants" shall have the meaning set forth in Section 9.2(c).

     "Net Operating Cash Flow" shall have the meaning set forth in the Partnership Agreement.

     "Offer Notice" shall have the meaning set forth in Section 11.12(b).

     "Other Deposits" shall have the meaning set forth in Section 5.8.

     "Other Contributors" shall mean LSA and JP, collectively.

     "Other Contribution Agreements" shall mean the Lakeview Contribution Agreement and the Westwood Contribution Agreement, collectively.

     "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 27, 1993, as amended by that certain First Amendment thereto dated May 23, 1995, that certain Second Amendment thereto dated June 13, 1995, that certain Third Amendment thereto dated as of May 21, 1996, that certain Fourth Amendment thereto dated as of August 30, 1996, that certain Fifth Amendment thereto dated as of October 4, 1996, that certain Sixth Amendment thereto dated as of November 27, 1996 and as the same may be further amended hereafter.

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     "Partnership Liabilities" shall have the meaning set forth in Section 2.4.

     "Party" shall mean a party to the Reciprocal Easement Agreements or a Contract (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than Contributor (or, following the Drop-Down, the Acquired Partnership) or any predecessor thereof.

     "Permitted Exceptions" shall have the meaning set forth in Article III.

     "Person" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

     "Personalty" shall mean all Seller's right, title and interest in and to the personal property, both tangible and intangible, located in or upon or used in connection with the operation and maintenance of the Mall, including without limitation fixtures; machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, Contributor, pertaining to the ownership, construction or development of the Real Property or any part thereof); the Intellectual Property; the Books and Records; advertising materials and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the computer and peripheral equipment located at the Mall and the property listed on Schedule 1.1(a) but shall not include the rights of Contributor or, following the Drop-Down, the Acquired Partnership in or under the Leases, Contracts or Excluded Personalty.

     "Pledge Agreement" shall have the meaning set forth in Section 2.8(a).

     "Promotional Association" shall have the meaning set forth in Section 7.2(af).

     "Promotional Association Waiver" shall have the meaning set forth in
Section 2.10.

     "Property" shall mean (a) the Real Property, (b) the Personalty, (c) the rights of Contributor under all Leases and (d) the rights and interests of Contributor under, in and to the Contracts to the extent assignable.

     "Real Property" shall mean the parcels of Land and the Improvements, together with all of the estate, right, title and interest of the Contributor therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or

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proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including, without limitation, all rights of Contributor under the Reciprocal Easement Agreements).

     "Reciprocal Easement Agreements" shall have the meaning set forth in
Section 7.2(h).

     "Recourse Liabilities" shall have the meaning set forth in Section 2.5(a).

     "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Release of Property Management Liens" shall have the meaning set forth in
Section 2.6.

     "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by the Parties under the Leases and the Reciprocal Easement Agreements.

     "Response Date" shall have the meaning set forth in Section 11.12(b).

     "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

     "Security Deposits" shall have the meaning set forth in Section 5.8.

     "Share Price" shall mean the average of the Closing Price for the twenty
(20) Trading Days preceding the third Trading Day prior to the Closing Date.

     "Substantial Casualty" or "Substantial Taking" shall mean, a Casualty or Taking, as the case may be, where:

           (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Contributor, are insufficient by more than $100,000 to fully repair the damage caused by such Casualty or



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      Taking, unless Contributor shall (at its sole option and without any obligation to do so) grant to the Partnership a credit equal to such deficiency; or


           (b) an Anchor shall, by reason of such Casualty or Taking, either terminate its Lease or its obligations under either Reciprocal Easement Agreement, or permanently cease operating at the Mall (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Mall under the name under which it was operating immediately prior to such Taking or Casualty (as permitted by the provisions of such Lease or Reciprocal Easement Agreement) or have the right to do any of the foregoing (unless such right shall have expired or been waived); or

           (c) the estimated time for repair or restoration shall exceed six
      (6) months; or

           (d) in the case of a Taking, a Taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of the Partnership, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

     "Supplemental Agreement" shall mean that certain Supplemental Agreement dated the date hereof, among the Partnership, Contributor, LSA and JP.

     "Survey" shall mean have the meaning set forth in Section 6.3.

     "Taking" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

     "Tenants" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

     "Tenant Services" shall mean all services supplied by or on behalf of Contributor (or, following the Drop-Down, the Acquired Partnership) to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

     "Title Commitment" shall have the meaning set forth in Section 6.1.


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     "Title Company" shall mean Near North National Title Corporation as issuing agent for First American Title Insurance Company or as escrow agent, as the case may be.

     "Title Policy" shall have the meaning set forth in Section 9.2(e).

     "Trading Day" shall mean a day on which the New York Stock Exchange is open for business.

     "Transactions" shall mean the transactions contemplated by this Agreement.

     "Units" shall mean units of limited partnership interest in the Partnership.

     "Vacant Ward Parcel" shall mean that certain parcel of real estate legally described on Exhibit B-2.

     "Westwood Contribution Agreement" shall mean that certain Contribution Agreement dated as of even date herewith by and between Partnership and JP.

     1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.


                                   ARTICLE II
               Contribution of Interests; Issuance of Units; Etc.

     2.1 Contribution. Upon the terms and subject to the conditions contained herein, at the Closing, Contributor shall contribute, or cause to be contributed, to the capital of the Partnership, and the Partnership shall accept, the Interests, free and clear of all Liens.

     2.2 Issuance of Units; Etc.

           (a) In exchange for the contribution of the Interests, at the Closing and subject to adjustment as hereinafter provided, the Partnership shall issue to Contributor the number of Units specified pursuant to the Supplemental Agreement.

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           (b) In the event that the Share Price is less than $22.50, the number of Units issuable at Closing by the Partnership to Contributor shall be increased by an amount equal to the quotient of (i) the product of (A) the excess of $22.50 over the Share Price and (B) the number of Units issued pursuant to Section 2.2(a) (without giving effect to this subsection) divided by (ii) the Share Price.

           (c) In the event that the Share Price is more than $27.50, the number of Units issuable at Closing by the Partnership to Contributors shall be decreased by an amount equal to the quotient of (i) the product of (A) the excess of the Share Price over $27.50 and (B) the number of Units issued pursuant to Section 2.2(a) (without giving effect to this subsection) divided by (ii) the Share Price.

           (d) Contributor shall not, and shall cause its Affiliates not to, buy or sell (including without limitation short sell) any shares of Common Stock during the twenty-five (25) Trading Days prior to the Closing whether in the open market or in a negotiated transaction.

           (e) Notwithstanding anything contained herein to the contrary, fractional Units shall not be issued hereunder; instead, the number of Units to be issued hereunder shall be the number of Units issuable pursuant to the other provisions of this Agreement rounded up to the nearest whole Unit.

      2.3 Drop-Down.

           (a) Prior to the Closing, Contributor has, pursuant to instruments and agreements in form and substance acceptable to the Partnership, (i) conveyed to a newly-formed partnership (the "Acquired Partnership"), which is a general partnership, all of the Property, subject to the Liens created pursuant to the Existing Indebtedness Documents, and (ii) caused the Acquired Partnership to assume all of the Partnership Liabilities (other than liabilities under Existing Indebtedness Documents) as of the date of the Drop-Down (assuming the date of the Drop-Down were the Closing Date) and no other liabilities.

           (b) The documents referred to in Section 2.3(a) (the "Drop-Down Documents") include, but are not limited to, covenant deeds in proper statutory form for recording so as to convey the entire fee simple estate of Contributor in the Real Property; assignment or assignments of all of Contributor's right, title and interest under the Leases and the Reciprocal Easement Agreements, all of which, to the extent the same relate to Leases or memoranda thereof which have been recorded in appropriate land records or the Reciprocal Easement Agreements, are in form suitable for recording; assignment or

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      assignments of all of Contributor's right, title and interest in and to the Contracts to the extent assignable; and bills of sale so as to transfer Contributor's right, title and interest in and to the Personalty.

           (c) Prior to the Closing, Contributor may cause the Acquired Partnership to distribute to the partners of the Acquired Partnership any and all items of Excluded Personalty.

      2.4 Liabilities.

           (a) From and after the Closing, the Partnership shall cause the Acquired Partnership to pay and otherwise satisfy from the assets of the Acquired Partnership only (unless applicable law imposes liability upon the general partners thereof) (i) the obligations of Contributor (or, following the Drop-Down, the Acquired Partnership) under the Existing Indebtedness Documents, as modified pursuant hereto (including the obligation to repay the principal owing thereunder and accrued and unpaid interest thereon but excluding liabilities and obligations that arise out of any facts or circumstances that exist or existed on or prior to the Closing Date and that constitute a breach of a representation, warranty or covenant contained in such Existing Indebtedness Documents or otherwise require the indemnification of or other payment to the Existing Lenders other than regularly scheduled payments of principal and interest) (and the Partnership also shall assume the liabilities referred to in this clause (i) to the extent they are Recourse Liabilities), (ii) the liabilities and obligations of Contributor (or, following the Drop-Down, the Acquired Partnership) arising from and after the Closing Date under or in respect of the Leases, the Reciprocal Easement Agreements and the assignable Contracts (with such liabilities being limited to the same extent, if any, as the liability of Contributor and its partners is limited thereunder) but only to the extent that such liabilities and obligations do not arise out of any transaction, event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date (other than the execution and delivery of any Lease, Reciprocal Easement Agreement or Contract by itself), and (iii) other liabilities and obligations herein described to the extent the Partnership has received proration credit therefor. All of the foregoing obligations are herein referred to as the "Partnership Liabilities".

           (b) Except as expressly provided in Section 2.4(a) and
      notwithstanding the assumption of liabilities pursuant to Section 2.3 or otherwise, from and after the Closing, neither the Partnership nor the Acquired Partnership shall be responsible for any liabilities or obligations of Contributor (or, following the Drop-Down, the Acquired Partnership),
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

      whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof by Contributor (or, following the Drop-Down, the Acquired Partnership) or by its agents (such liabilities exclusive of the Partnership Liabilities, collectively, the collectively, "Contributor's Liabilities") and Contributor shall pay Contributor's Liabilities as and when due. Without limiting the foregoing, Contributor's Liabilities shall include (a) all federal, state and local taxes of whatever kind and nature (other than real estate taxes and assessments on real property for which the Partnership has received credit under Article V); (b) liabilities relating to the asserted Lease and other defaults described on Schedule 7.2(j) (other than the cost of repairs to the Mall to the extent that they may be charged to Tenants as Adjustable Tenant Charges, which shall constitute Partnership Liabilities), and (c) liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Contributor, including without limitation severance pay and accrued vacation pay obligations and other liabilities of Contributor or others relating to the termination of such employees as the result of the consummation of the Transactions (but not the termination by the Partnership or any Affiliate thereof of any such employees who are employed by the Partnership or such Affiliate following Closing).

      2.5 Matters Relating to Existing Indebtedness.

     (a) Contributor shall use reasonable best efforts (including, without limitation but subject to the provisions of Section 2.5(b), the payment of the transfer fees or other fees or costs imposed or required to be paid by any Existing Lender) to obtain, at or prior to Closing and at no cost to the Partnership, (i) the unconditional consent of the Existing Lenders specified on
Schedule 2.5 to the consummation of the Transactions (including without limitation the Drop-Down and, if necessary, the matters described in Sections 2.5(b) and 2.12) and (ii) a confirmation by the Existing Lenders that they shall have no recourse to the Partnership, the General Partner or other Affiliates of the Partnership or the assets of any of them or the assets of the Acquired Partnership other than the Property except that an Existing Lender may have recourse to the Partnership and the other assets of the Acquired Partnership in those instances where such Existing Lender has recourse (without giving effect to the Transactions) to Messrs. Maurice Cohen and Sidney Forbes in their capacities as general partners of Contributor or otherwise (the liabilities for which such recourse against Messrs. Forbes and Cohen exists, the "Recourse Liabilities").

     (b) Notwithstanding anything to the contrary contained in this Section 2.5, the Partnership shall pay the amount of the 1% loan transfer fee payable to Northwestern Mutual on account of the

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

Transactions, but Contributor shall use reasonable best efforts to obtain the approval of Northwestern Mutual to adding the loan transfer fee to the principal amount of the Existing Indebtedness held by it without any change in the other terms of such indebtedness. In the event that Contributor, despite using its reasonable best efforts, is unable to obtain such approval, the Partnership shall cause such loan transfer fee to be paid in cash.

     (c) The documents referred to in this Section are hereinafter referred to as the "Existing Indebtedness Consent Documents."

     2.6 Release of Property Management Liens. At the Closing, Contributor shall deliver to the Partnership a release of Liens against the Property with respect to the property management services performed by it in respect of the Property. The document effecting such release is hereinafter referred to as the "Release of Property Management Liens".

     2.7 Admission to Partnership; Redemption Rights; Etc.

     (a) At the Closing, Contributor and the General Partner shall execute and deliver an amendment to the Partnership Agreement substantially in the form of Exhibit C (the "Amendment to Partnership Agreement"), pursuant to which the Partnership issues to Contributor the number of Units to be issued to Contributor in accordance with this Agreement and Contributor is admitted as limited partner of the Partnership and agrees to be bound by the terms of the Partnership Agreement, as amended by the Amendment.

     (b) At the Closing, the General Partner and Contributor shall execute and deliver a Redemption Rights Agreement substantially in the form of Exhibit D (the "Redemption Rights Agreement"), pursuant to which Contributor and the Other Contributors are granted the right to require the Partnership to redeem its Units from time to time as provided therein.

     (c) Contributor acknowledges that the Partnership intends to distribute prior to Closing the Net Operating Cash Flow for the portion of the calendar quarter during which the Closing occurs through the day prior to the Adjustment Date and that, if such distribution is not made for any reason and the Closing occurs, Contributor will be entitled to receive as a distribution only a pro rata portion of the Net Operating Cash Flow which is distributed for such quarter based on the number of Units issued to it pursuant hereto relative to the total number of issued and outstanding Units and the number of days in such quarter from and following the Adjustment Date relative to the total number of days in such quarter.

     2.8 Pledge Agreement; Guaranty.

     (a) At the Closing, Contributor shall execute and deliver to the Partnership a Pledge Agreement substantially in the form of Exhibit E (the "Pledge Agreement").

     (b) At the Closing, Contributor shall execute and deliver, and cause Messrs. Maurice Cohen and Sidney Forbes, to execute and deliver to the Partnership a guaranty in the form of Exhibit F (the "Guaranty").

     2.9 Tenant Allowances and Leasing Commissions. Contributor shall pay the cost of the tenant allowances identified on Schedule 7.2(g) and leasing commissions that are owing or become owing under Leases entered into prior to the date hereof, and, with respect to such amounts that have not been paid in full or otherwise satisfied prior to the Closing Date, Contributor shall pay the same to the Partnership within five business days following the giving of written notice by the Partnership that they are due to Tenants but in any event not later than December 31, 1997. In addition, the Partnership shall receive a credit at Closing for the amount of the outstanding rent concessions as of the Adjustment Date that have been granted to Gymboree and Bombay Company under their Leases at the Mall.

     2.10 Matters Relating to Vacant Ward Parcel. Contributor shall, from the date hereof and for 120 days following the Closing, have the non-exclusive right to continue its efforts to arrange a sale of the Vacant Ward Parcel to
Circuit City.   Contributor may consent to any such sale if such consent is required prior to Closing and the Partnership shall cause the Acquired Partnership to consent to any such sale if such consent is required following Closing as long as the terms of any such sale, including without limitation the rights of Contributor (or, following the Drop-Down, the Acquired Partnership) to approve the plans and specifications for the building to be constructed by Circuit City, are reasonably satisfactory to the Partnership. In the event that a purchase agreement, letter of intent or other similar written document for the sale of the Vacant Ward Parcel (a "Circuit City Agreement") is entered into between Montgomery Ward and Circuit City no later than 120 days following the Closing and the transaction contemplated thereby closes within 210 days following Closing, the proceeds received by Contributor or, following the Drop-Down, the Acquired Partnership (net of reasonable third party costs) shall be shared equally by Contributor and the Partnership, and the party receiving such proceeds shall pay, or cause to be paid, such share to the other on the later of the date of receipt and the Closing Date. In the event that a Circuit City Agreement is not entered into on or before the one hundred twentieth day following Closing and the transaction contemplated thereby closes within 210 days following Closing, Contributor shall have no right to receive the proceeds in respect of any such sale or any portion thereof and the Acquired

Partnership shall be entitled to receive and retain all of such proceeds.

    2.11 Matters Relating to Promotional Association. At Closing, Contributor shall deliver to the Partnership a written waiver in form reasonably satisfactory to the Partnership (the "Promotional Association Waiver") pursuant to which Contributor waives and releases, and causes its Affiliates to waive and release, any claims or indebtedness of Contributor or its Affiliates against or owing by the Promotional Association.

    2.12 Matters Relating to Hudson Oil Parcel. Notwithstanding the provisions of Section 11.2, Contributor shall, pursuant to documents reasonably acceptable to the Partnership and in recordable form (the "Hudson Oil Agreement"), (a) make the Hudson Oil Parcel subject to the Reciprocal Easement Agreement described on Schedule 7.2(h) that relates to the land surrounding the Hudson Oil Parcel and the restrictions contained therein and (b) agree that, following Closing and in the event that there is ingress and egress from the Hudson Oil Parcel to the Land or any Excluded Anchor Parcel, Contributor shall pay to the owner of the Mall a fee of $100 per month (increased annually based on changes in the consumer price index) for maintenance and other upkeep of the roadways located thereon.

    2.13 Matters Relating to Right of First Refusal Relating to Mountain Jack's. Prior to Closing, Contributor shall deliver to Ralston Purina Company, which is currently operating a Mountain Jack's restaurant in premises constituting part of the Mall, a notice pursuant to Section 37A of the Lease for such premises on account of the Transactions (the "Mountain Jack's Notice"), which notice shall be in form and substance reasonably satisfactory to the Partnership.


                                  ARTICLE III
                                     Title

     The Real Property shall be, on the Closing Date, subject only to the following (collectively, the "Permitted Exceptions"):

           (a) those title exceptions, defects and other matters that are shown on Exhibit G;

           (b) the terms, covenants and conditions of the Reciprocal Easement Agreements;

           (c) provided that there is no violation thereof, zoning, subdivision, environmental, municipal building and all other laws, rules, regulations, ordinances, codes, restrictions or legal requirements applicable to the ownership, use, occupancy or development of, or the right to maintain or operate

      (including the construction of improvements on), the Real Property and any other lawful action of any duly constituted public authority or other body having or exercising jurisdiction over the Real Property presently existing;

           (d) the state of facts shown on the Survey;

           (e) Liens for unpaid real property taxes and assessments, water rates and charges, sewer taxes and rents and other governmental charges which are not yet due and payable;

           (f) all Leases or such of them as shall be in effect on the Closing Date, and the rights of the Tenants thereunder;

           (g) mechanics' liens, lis pendens and notices of commencement of action against Contributor in respect of the Real Property (or which affect Contributor's [or, following the Drop-Down, the Acquired Partnership] interest in the Real Property) provided that the same do not exceed $25,000 in the aggregate and provided further that the Title Company shall provide affirmative insurance with respect thereto insuring the Acquired Partnership from loss with respect thereto in form and substance acceptable to the Partnership in its sole discretion; and

           (h) all other Liens and title exceptions the Partnership may accept under Section 6.2.

No agreement to take title to the Real Property subject to Permitted Exceptions shall be deemed a waiver of any representation or warranty of Contributor set forth in Section 7.2 or the rights of the Partnership contained in Section 6.2, it being understood and agreed that the Partnership's agreements regarding Permitted Exceptions assume the truth and accuracy of all such representations and warranties.


                                   ARTICLE IV
                                    Closing

     4.1 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, commencing at 10:00 a.m., local time, on December 2, 1996 (as the same may be extended in accordance with this Section 4.1, the "Closing Date"). Time shall be of the essence with respect to the Closing Date; provided, however, in the event that as of December 2, 1996 Contributor has not, despite the use by it of reasonable best efforts, obtained the Estoppels, the consent of the Existing Lenders pursuant to Section 2.5, the Releases/Directions or the Contract Party Consents or cured any title or survey defects specified pursuant to Article VI, either Contributor or the

Partnership shall have the right, exercisable by delivering written notice to the other on or before December 2, 1996, to extend the Closing Date until not later than December 9, 1996. Unless otherwise provided herein, the prorations and adjustments pursuant to this Agreement shall be computed as of 11:59 p.m. on October 31, 1996 (the "Adjustment Date") and the Units issued pursuant to this Agreement shall be deemed to have been issued as of such date. In addition to but not in duplication of any other prorations and adjustments pursuant to this Agreement, Contributor shall pay or cause to be paid to the Partnership in cash at, and subject to the occurrence of, Closing all Rents and other amounts collected by Contributor (or, following the Drop-Down, the Acquired Partnership) for November 1996 and the month of Closing (net of expenses paid by Contributor or, following the Drop-Down, the Acquired Partnership relating to the operation of the Mall during such period in the ordinary course of business and consistent with past practice other than salary and other compensation paid to Contributor or Affiliates thereof [other than an amount for management fees equal to the product of $1,633, the number of days in such period prior to Closing and a fraction the numerator of which is the Gross Asset Value of the Property and the denominator of which is equal to the "Gross Asset Values" of the Property and the properties conveyed pursuant to the Other Contributor Agreements], amounts paid pursuant to Section 2.9, amounts paid or incurred in connection with the Transactions or by reason of this Agreement and the principal payments on Existing Indebtedness that were due on November 1, 1996).

     4.2 Contributor Closing Documents. At or prior to the Closing, Contributor shall deliver, or cause to be delivered, to the Partnership (either directly or through an escrow with the Title Company) the following documents
(collectively, the "Contributor Closing Documents"), duly executed by Contributor and the other parties thereto (other than the Partnership) and in form and substance reasonably acceptable to the Partnership and to Contributor unless the form thereof is attached hereto:

           (a) Assignments of the Interests so as to convey the Interests to the Partnership and/or one or more of its designees.

           (b) The Release of Property Management Liens.

           (c) Searches conducted by an independent firm reasonably satisfactory to the Partnership showing any Uniform Commercial Code, judgment, bankruptcy, pending suit or tax lien filings against Contributor and the Acquired Partnership in the jurisdictions designated by the Partnership no earlier than twenty (20) days prior to the Closing Date but in any event in the state and county or counties in which the Mall and the principal offices of Contributor are located, which searches shall be dated not more than ten days prior to the Closing Date.

           (d) The instruments, documents or certificates as are customarily required by the Title Company to be executed or provided by Contributor as a condition to the issuance of its title insurance policies pursuant to the Title Commitment.

           (e) An affidavit of Contributor stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

           (f) The Estoppels.

           (g) The Drop-Down Documents.

           (h) A written certificate executed on behalf of Contributor and addressed to the Partnership to the effect that all of the representations and warranties of Contributor herein contained in Section
      7.2 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 11.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by the Partnership) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

           (i) Written notices (i) to the Parties to the Reciprocal Easement Agreements advising them of the change of ownership and directing them to pay all charges under the Reciprocal Easement Agreements as directed by the Partnership; (ii) to the Tenants advising them of the change of ownership and directing them to pay Rent and other charges under their respective Leases as directed by the Partnership; and (iii) to each Party to the Contracts advising of the transfer and assignment of the Contracts to the Acquired Partnership and directing that future inquiries be made directly to the Acquired Partnership.

           (j) Such documents and instruments as shall be reasonably required to substitute the Acquired Partnership for the Contributor as the plaintiff in legal actions contemplated by Section 5.9.

           (k) With a respect to each of the Acquired Partnership, Contributor or a general partner of Contributor or the Acquired Partnership that is a corporation or limited partnership, a certificate issued by the Michigan Secretary of State, dated not more than ten days prior to the Closing Date, certifying the good standing of such limited partnership or corporation.

           (l) With respect to each of the Acquired Partnership, Contributor or a general partner of Contributor or the Acquired Partnership that is limited partnership, copies of the certificate of limited partnership of such limited partnership and any amendments thereto, certified by the Secretary of State of the state of formation as of a date not more than 30 days prior to the Closing Date, together with a certificate of the general partner(s) of such limited partnership to the effect that the certificate of limited partnership of such limited partnership, as certified by the Secretary of State aforesaid has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copy of the partnership agreement of such limited partnership and amendments thereto is true, accurate and complete and has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

           (m) With respect to each general partner of Contributor or the Acquired Partnership that is a corporation, copies of the articles or certificate of incorporation of such corporation and any amendments thereto, certified by the Secretary of State of the state of formation thereof as of a date not more than 30 days prior to the Closing Date, together with a certificate of the secretary of such corporation to the effect that the articles or certificate of incorporation thereof, as certified by the Secretary of State aforesaid, has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copy of the by-laws thereof and amendments thereto is true, accurate and complete and has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

           (n) A copy of the partnership agreement of each of Contributor, the Acquired Partnership or a general partner of Contributor or the Acquired Partnership that is a general partnership, together with a certification by the general partners of such general partnership that the attached copy of the partnership agreement of such general partnership and amendments thereto is true, accurate and complete and has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

           (o) Such certificates as the Partnership may reasonably request as to the authorization on the part of Contributor and its general partners of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Contributor

      Closing Documents on behalf of Contributor and its general partners.

           (p) An opinion or opinions of counsel for Contributor dated as of the Closing Date, in form and substance reasonably acceptable to the Partnership.

           (q) All Books and Records.

           (r) Keys and combinations to locked compartments within the Mall.

           (s) Schedule of Fixed and Other Tenant Charge Arrearages payable as of the Closing Date or a date not more than 10 days prior thereto by each Party which schedule shall set forth separately and certify the items of Rents with respect to which each such Party is in arrears, the amount of each item and the period of such arrearage.

           (t) The schedules referred to in Section 5.3 and 5.6.

           (u) The Contract Party Consents.

           (v) [Intentionally Deleted].

           (w) The Guaranty.

           (x) The Pledge Agreement.

           (y) The Amendment to Partnership Agreement.

           (z) The Redemption Rights Agreement.

           (aa)  The Existing Indebtedness Consent Documents.

           (ab)  The Promotional Association Waiver.


           (ac) The Hudson Oil Agreement and the Mountain Jack Notice.

           (ad) Such other documents, instruments or agreements which Contributor is required to deliver to the Partnership pursuant to the other provisions of this Agreement or which the Partnership reasonably may deem necessary or desirable in order to consummate the Transactions or to better vest in the Partnership or the Acquired Partnership title to the Interests or the Property; provided, however, that any such other documents, instruments or agreements which the Partnership reasonably deems necessary or desirable shall not impose upon Contributor any obligation or liability other than an obligation or liability expressly imposed upon Contributor pursuant to the terms of this Agreement or pursuant to the
                                     -21-
      terms of the other Contributor Closing Documents specified in this
      Section 4.2.

     Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of reasonable best efforts Contributor is unable to deliver to the Partnership at Closing (subject to the extensions set forth in Section 4.1) the Contract Party Consents, the Estoppels, the consent of the Existing Lenders pursuant to Section 2.5, the Partnership shall have the option, as the Partnership's sole and exclusive right and remedy either (a) to terminate this Agreement by giving written notice of such termination to Contributor on or before the Closing or (b) to complete Closing without the delivery of such item or items and waive the requirement for the delivery of such item or items. If the Partnership shall terminate this Agreement pursuant to the provisions of this Section, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

     4.3 Partnership Closing Documents. At or prior to the Closing, the Partnership shall deliver to Contributor (either directly or through an escrow with the Title Company) the following documents (herein referred to collectively as the "Partnership Closing Documents"), duly executed by an authorized officer of the General Partner and the other parties thereto (other than Contributor) and in form and substance reasonably acceptable to Contributor and the Partnership unless the form thereof is attached hereto:

           (a) An agreement or agreements pursuant to which the Partnership and its designee or designees accept the Interests conveyed to them.

           (b) A duly executed and acknowledged secretary's certificate, certifying that the Board of Directors of the General Partner or committee thereof has duly adopted resolutions authorizing the consummation of the Transactions and certifying the authority of the officers of the General Partner executing and delivering this Agreement and the Partnership Closing Documents in their capacities as officers of the General Partner.

           (c) A certificate issued by the Secretary of State of Delaware dated not earlier than ten days prior to the Closing Date certifying the good standing of the Partnership as of the date of such certificate.

           (d) Copies of the certificate of limited partnership of the Partnership and certificate of incorporation of the General Partner and any amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date, together with a certificate of the secretary of the General Partner to the effect that such certificate of limited partnership and certificate of incorporation, as certified by the Secretary of State of Delaware, have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copies of the partnership agreement of the Partnership and by-laws of the General Partner and amendments thereto are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

           (e) An opinion of counsel for the Partnership dated as of the Closing Date, in form and substance reasonably satisfactory to Contributor, including without limitation an opinion that the consummation of the Transactions by the Partnership does not violate the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (provided that any opinion as to the enforceability of the Agreement or any Partnership Closing Documents shall be based on the assumption that the enforceability of the such document is governed by the laws of the State of Illinois without regard to its conflicts of law rules).

           (f) A written certificate addressed to Contributor to the effect that all of the representations and warranties of the Partnership contained in Section 7.1 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 11.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Contributor) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

           (g) The Amendment to Partnership Agreement.

           (h) The Pledge Agreement.

           (i) The Redemption Rights Agreement.

           (j) The Hudson Oil Agreement.

           (k) Such other documents, instruments or agreements which the Partnership may be required to deliver to Contributor pursuant to the other provisions of this Agreement or which Contributor reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Contributor reasonably deems necessary or desirable shall not impose upon the Partnership any obligation or liability other than an obligation or liability expressly imposed upon the Partnership pursuant to the terms of this Agreement or pursuant to the terms of the other Partnership Closing Documents specified in this
      Section 4.3.


                                   ARTICLE V
                           Prorations and Adjustments

      5.1 Items to Be Prorated. Subject to the other provisions of this Article and this Agreement, the following shall be apportioned or adjusted between Contributor and the Partnership at the Closing as of the date specified in Section 4.1 and the net amount thereof shall be settled as hereinafter provided:

           (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date (such proration shall be computed based on the assumption that the real estate taxes due in July 1996 and December 1996 (and payable without penalty in September 1996 and February 1997, respectively) relate to calendar year 1996 and accrued ratably throughout such year);

           (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

           (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

           (d) actually accrued interest, if any, required to be paid to a Party on Security Deposits;

           (e) amounts, if any, payable by or owed to Contributor (or, following the Drop-Down, the Acquired Partnership) under the Reciprocal Easement Agreements;

           (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of the Acquired Partnership following the Closing;

           (g) fuel oil and liquid propane gas, if any, at the cost or costs per gallon or cubic foot most recently charged with respect to the Mall, based on the supplier's measurements thereof, plus sales taxes thereon;

           (h) deposits, if any, on account with any utility company servicing the Mall;

           (i) deposits on account with any municipality having jurisdiction over the Mall (other than deposits which are in the nature of security for the performance of work);

           (j) amounts paid or payable by the owner of the Mall to the Promotional Association;

           (k) Rents (subject to the other provisions of this Article V);

           (l) amounts paid or payable under the Contracts relating to the Mall to the extent the same constitute Partnership Liabilities;

           (m) interest on the Existing Indebtedness;  and

           (n) all other items customarily apportioned in connection with the sale of properties that are similar to the Property and similarly located.

     Contributor shall cooperate with the Partnership in the transfer of electricity, gas, water and other utility services from Contributor's name to the name of the Acquired Partnership as of the Closing Date if not previously transferred in connection with the Drop-Down.

     5.2 Installment Payment of Assessments. In furtherance of Section 5.1(a), if any real property assessment affects the Mall at the Adjustment Date and such real property assessment is payable in installments (whether at the election of the Mall owner or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Contributor and the Partnership as of 11:59 p.m. Eastern Standard time on the day immediately preceding the Adjustment Date, and the remaining installments shall be the obligation of the Partnership.

     5.3 Adjustable Tenant Charges.

           (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 5.1 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 5.1) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Contributor shall be responsible for the payment of all such expenses incurred by it or the Acquired Partnership prior to Closing (which shall be deemed to have been incurred by Contributor for the purposes of this Section 5.3), and the Partnership shall cause the Acquired Partnership to pay or otherwise satisfy out of the assets of the Acquired Partnership only (unless applicable law imposes liability upon the general partners thereof) all such expenses incurred by it following Closing (including without limitation real estate taxes and assessments for which the Partnership has received credit under Section 5.1).

           (b) At the Closing, Contributor shall assign to the Acquired Partnership (to the extent not assigned in connection with the Drop-Down) any amounts required to be paid as Adjustable Tenant Charges by Tenants which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment hereunder with respect thereto. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense (and any credits for real estate taxes) made by Contributor or the Acquired Partnership for the portion of the Applicable Closing Fiscal Period through a date not more than 30 days prior to the Closing Date and for any prior fiscal period and a good faith estimate of such amounts through the Closing Date.

           (c) The Partnership shall cause any amounts collected by the Acquired Partnership after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period to be remitted to Contributor. Within 90 days following the end of the Applicable Closing Fiscal Period and from time to time thereafter as amounts are received by the Acquired Partnership from Parties, the aggregate amount of Adjustable Tenant Charges, if any, collected and retained by the Acquired Partnership and Contributor with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by the Acquired Partnership (excluding amounts received prior to Closing), on the one hand, and Contributor (including amounts received by the Acquired Partnership prior to Closing), on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each has borne (including without limitation real estate taxes or assessments for which either party has received credit under Section 5.1), and, to the extent that either shall have received a greater share of the payments with respect to Adjustable Tenant Charges, such party or parties shall promptly settle such excess with the other.

     5.4 [Intentionally Omitted].

    5.5 Fixed and Other Tenant Charge Arrearages.  Subject to the provisions of
Section 5.7(c), Fixed and Other Tenant Charge Arrearages (which, for purposes of this Section 5.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Contributor to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to the Acquired Partnership as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Adjustment Date, and to Contributor with respect to all other Fixed and Other Tenant Charge Arrearages.

    5.6 Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Adjustment Date or which have been accrued prior to the Adjustment Date shall not be apportioned as of the Adjustment Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date and after final determination thereof, so that the amount thereof to which Contributor shall be entitled shall be the entire amount thereof with respect to any fiscal period ending prior to the Adjustment Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Sales Based Tenant Charges as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Adjustment Date bears to the total number of days in the Applicable Closing Fiscal Period. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Sales Based Tenant Charges collected for the portion of the Applicable Closing Fiscal Period through a date not more than 30 days prior to the Closing Date and a good faith estimate of such amounts collected through the Closing Date.

    5.7 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 5.3, 5.4, 5.5 and 5.6, the following shall apply:

           (a) Payments of Rents (other than Rents collected pursuant to Section 5.9(b)) shall be deemed to have been made by a Party first to the payment of Fixed and Other Tenant Charges (other than charges for Tenant Services), second to the payment of Sales Based Tenant Charges, third to the payment of charges for Tenant Services (and designated as such in the Lease), fourth to the payment of Adjustable Tenant Charges, and last to the payment of all other items of Rent payable by such Party.

           (b) Any amounts collected as Sales Based Tenant Charges, and Adjustable Tenant Charges, within each category, shall be deemed to have been paid by the Party, first, on account of amounts then due for periods after the Applicable Closing

      Fiscal Period, next, on account of amounts then due for the Applicable Closing Fiscal Period and, next, on account of amounts then due for all fiscal years prior to the Applicable Closing Fiscal Period.

           (c) If the Acquired Partnership shall receive any Fixed and Other Tenant Charges after the Closing Date from a Party who is delinquent as of the Adjustment Date in the payment of Fixed and Other Tenant Charges payable under its Lease or either Reciprocal Easement Agreement, as the case may be, such Fixed and Other Tenant Charges shall be deemed to have been paid by the Party, first, on account of amounts owing to Acquired Partnership, next, on account of Fixed and Other Tenant Charge Arrearages due to the Contributor (after reduction for amounts collected pursuant to Section 5.9(b) and 5.7(d)), and the balance remaining thereafter shall be retained by the Acquired Partnership.

           (d) Notwithstanding anything to the contrary contained in this
      Section 5.7, a payment of Rent shall be applied to the payment of the item or items of Rent designated by the Party making such payment or to which such payment otherwise clearly relates in the good faith judgment of the Partnership.

           5.8 Security and Utility Deposits. At the Closing, Contributor shall furnish the Partnership with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Contributor (or, following the
      Drop-Down, the    Acquired Partnership) or its agents (or with any
      predecessor-in-interest thereto) by any Tenants through the Closing Date (the "Security Deposits") and the amount of any deposits on account with any utility company servicing the Mall or Existing Lender that will continue for the benefit of the Acquired Partnership following Closing ("Other Deposits"), and Contributor shall pay to the Partnership at Closing in cash the amount of the Security Deposits, together with all interest, if any, accrued thereon and required to be paid to Tenants or actually paid in accordance with past practices) to Tenants. Contributor shall receive a credit at Closing for the amount of the Other Deposits.

           5.9 Collection of Rents.

           (a) The Partnership shall cause the Acquired Partnership to use its best efforts to collect the Fixed and Other Tenant Charge Arrearages, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but the Acquired Partnership shall not be required to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or either Reciprocal Easement

      Agreement in connection with such collection efforts. The Partnership shall not permit the Acquired Partnership to waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Contributor hereunder other than in accordance with the policies of the Partnership from time to time as to Rent delinquencies generally. Out-of-pocket collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. The Partnership shall provide to Contributor semi-annual reports after Closing with respect to the collection by the Acquired Partnership after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year.

           (b) Contributor shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearages owed to it and not collected by or on behalf of it within six months following the Closing Date; provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearages, Contributor shall not be entitled to terminate any Lease or Reciprocal Easement Agreement or otherwise seek any remedy which could materially affect or impact the Mall or the ownership or operation thereof other than a money judgment against the delinquent Party. The Acquired Partnership shall not be required to join in any such actions or proceedings commenced by Contributor unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of the Acquired Partnership, in which event the Partnership shall cause the Acquired Partnership to join and cooperate in such actions or proceedings or permit the same to be brought by such Contributor in the Acquired Partnership's name but such Contributor shall pay all costs and expenses relating thereto, including without limitation the Acquired Partnership's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

           (c) Notwithstanding anything to the contrary contained herein, the Acquired Partnership shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for Contributor in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Contributor either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, the Acquired Partnership intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If the Acquired Partnership joins in, or is substituted for Contributor as plaintiff in any such litigation, the Partnership shall cause the Acquired Partnership to, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that the Partnership shall not permit the Acquired Partnership to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to the Adjustment Date other than in accordance with the policies of the Partnership from time to time as to Rent deficiencies generally. Contributor in any event may, at its option, continue to participate in such litigation. In any event, Contributor shall reimburse the Partnership for a pro rata portion of its out-of-pocket costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Contributor after Closing as a result of such proceedings; provided, however, Contributor shall be entitled to a credit for legal fees and expenses incurred by Contributor prior to the intervention by the Acquired Partnership in connection with the proceedings previously instituted by Contributor in connection with such collection efforts.

      5.10 Settlement of Adjustments.

           (a) Contributor and the Partnership acknowledge that it may be difficult to calculate, as of the day immediately preceding the Adjustment Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article V. Accordingly, Contributor and the Partnership hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Adjustment Date may to the extent necessary or desirable be estimated by Partnership and Contributor based on the most recent available data, and, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated on the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

           (b) Except as otherwise provided herein, net prorations and adjustments made pursuant to this Article V on the Closing Date and determined as provided in subsection (a) above shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Contributor and the Partnership shall be made in cash.

           (c) The Partnership, upon reasonable advance notice, shall cause the Acquired Partnership to provide Contributor with access to its books and records, including back-up
                                    -30-
      calculations and information, relating to the calculation of the adjustments required to be made pursuant to this Article V.

           (d) Any Rents that are payable to Contributor hereunder shall be paid from time to time following the Closing as determined by the Partnership but no less frequently than quarterly.

           (e) Notwithstanding anything to the contrary contained herein, a final adjustment shall be made with respect to the amounts owing under this Article V as of December 31, 1997, and the amounts owing settled in cash no later than 10 days thereafter. No further adjustments or payments shall be required to be made under this Article V thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Contributor under Section 5.9(b)).


                                   ARTICLE VI
                           Title Insurance and Survey

     6.1 Title Commitment. Contributor shall cause the Title Company to deliver to the Partnership, not later than seven (7) days prior to the Closing Date, a commitment of the Title Company (the "Title Commitment") to issue, at Closing, its ALTA Form B Owners Title Insurance Policy as to the Real Property in the aggregate amount of the Gross Asset Value with coverage against matters relating to federal bankruptcy, state insolvency or similar creditors' rights laws and with the following special endorsements:

           (a) Full extended coverage over all general exceptions;

           (b) Location endorsement insuring the accuracy of the Survey for the Real Property;

           (c) An endorsement insuring legal access to the Real Property from each of the streets bordering thereon, and insuring that all such streets are dedicated public streets;

           (d) An endorsement insuring against loss of title to the Real Property or the inability of the owner thereof to maintain the improvements now located thereon by reason of a violation of a covenant, condition or restriction of record affecting such property;

           (e) Utility facility endorsement;

           (f) Zoning endorsement (ALTA 3.1) (with parking);

            (g)  Tax parcel endorsement;

            (h)  Contiguity endorsement;

            (i)  Non-imputation endorsement insuring the Acquired
                 Partnership against any denial of coverage in the event of loss or damage insured under the terms of the Title Policy by virtue of a defect, lien, encumbrance, adverse claim or other matter not known to the Title Company and not known to the Partnership which were not shown by the public records but were known to representatives of Contributor or the Acquired Partnership prior to Closing; and

            (j)  "Fairway" endorsement.

     The Partnership also may require the issuance at the Closing of such additional endorsements as it deems appropriate, but the issuance thereof shall not be a condition to the Partnership's obligations hereunder and the costs of such additional endorsements shall be paid by the Partnership except as set forth in Sections 3.1 and 6.2.

     The Title Company shall reinsure portions of the risk covered by its title insurance policies with reinsurance companies reasonably satisfactory to the Partnership under standard reinsurance agreements providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer.

     6.2 Title Defects. If the Title Commitment for the Real Property discloses exceptions to title other than Permitted Exceptions or if the Partnership determines, in its sole and absolute discretion, that such Permitted Exceptions shall interfere with the current or the Partnership's anticipated use of such property or materially and adversely affects the value of such property, the Partnership shall notify Contributor in writing thereof and Contributor shall
(a) cause any such exceptions which are monetary liens of a fixed and ascertainable amount that may be removed solely by the payment of money, including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title; and (b) use reasonable best efforts to cause all other such title exceptions to be so released and removed from title and waived from the Title Commitment, or insured over at its cost by the Title Company by an endorsement reasonably satisfactory to the Partnership. Nothing contained herein shall limit the rights of the Partnership in respect of a breach by Contributor of Section 11.2. All premiums and other charges in connection with the issuance of the owner's title policies and endorsements complying with the requirements of Section 6.1 shall be borne by Contributor and Contributor shall cause the same to be paid in full at or prior to Closing. If title is not insurable at Closing as required by Section 3.1, Section 6.1 and this Section
6.2 (including causing the removal of or issuance of insurance over, the matters specified in the above notice), then the Partnership may, as its sole remedy, (i) accept title subject to all Liens and other title exceptions (without any abatement or reduction of the consideration hereunder) or (ii) terminate this Agreement by giving written notice of such termination to Contributor. In the event that this Agreement is terminated in its entirety, this Agreement shall be null and void the parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

     6.3 Survey.

           (a) Contributor shall cause a survey for the Real Property, dated not earlier than 90 days prior to the Closing Date, to be prepared by a licensed or registered professional surveyor in the jurisdiction in which such property is located and delivered to the Partnership not later than seven (7) days prior to the Closing Date (such survey, the "Survey").
      The Survey shall be an Urban ALTA/ACSM Land Title Survey made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect; shall show the boundaries of the Land; shall disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways (and whether or not a valid easement for the benefit of such property exists and is in place with respect to each such encroachment) or onto or over setback or building lines located on the Land or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment); shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Land and shall disclose any encroachment by any of the Improvements located thereon, or any other structures located on the Land, in violation of any such easements; shall contain a legal description of the Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shall contain a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail

      Requirements, which certificate shall be directed to the Partnership, the Acquired Partnership and the Title Company. The costs of the Survey shall be borne by Contributor.

           (b) If the Survey discloses that the Land does not comprise a single parcel of land with no strips, gores or gaps within its boundaries (other than land parcels owned by a Party to either Reciprocal Easement Agreement and outlots, if any, which are located on a portion of the Land but which contain free-standing improvements not otherwise physically connected to other Improvements), discloses any encroachments of Improvements located primarily on the Land onto adjoining premises or public ways (except to the extent a valid easement for the benefit of such property exists and is in place with respect to each such encroachment, the Title Company has insured the Acquired Partnership against loss by reason thereof, or the encroachments may be removed or abated without material cost or expense or material damage to such property or the conduct or business therefrom) or of improvements located primarily on adjoining premises onto any portion of the Land (except to the extent a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment and each such encroachment does not interfere with the present or reasonably anticipated future use or operation of such property for its intended purposes and does not materially and adversely affect the market value of such property), discloses any encroachment by any of the Improvements located thereon, or any other structures located on the Land in violation of any recorded setback lines or boundaries or easements created by recorded instrument (to the extent plottable) or visible on such property (unless the Title Company has insured the Acquired Partnership against loss by reason of such encroachment or the encroachment may be removed or abated without material cost or expense or material damage to such property or the conduct of business therefrom), if the legal description of the Land shown by the Survey does not conform to the legal description thereof contained herein or if the boundaries of the Land as depicted on the Survey do not conform in a material manner to those depicted on Exhibit D-1, the Partnership shall have the option to terminate this Agreement prior to Closing by giving written notice of such termination to Contributor. If the Partnership shall terminate this Agreement pursuant to the provisions of this Section 6.3(b), this Agreement shall be null and void, and no party shall have any further rights or obligations under this Agreement with respect thereto (other than any right or obligation that expressly survives the termination of this Agreement).

                                  ARTICLE VII
                         Representations and Warranties

    7.1 Partnership Representations and Warranties. The Partnership represents and warrants to Contributor as follows:

           (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

           (b) The execution, delivery and performance by the Partnership of this Agreement have been duly and validly authorized by all requisite action on the part of the Partnership. This Agreement has been, and the Partnership Closing Documents will be, duly executed and delivered by the Partnership. This Agreement constitutes, and when so executed and delivered the Partnership Closing Documents will constitute, the legal, valid and binding obligations of the Partnership, enforceable against it in accordance with their terms.

           (c) None of the execution, delivery or performance of this Agreement or the Partnership Closing Documents by the Partnership or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of the Partnership or any material agreement, instrument or other document to which the Partnership is a party or by which the Partnership is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Partnership, including without limitation applicable securities laws.

           (d) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership.

    7.2 Contributor's Representations and Warranties. Contributor represents and warrants to the Partnership as follows:

           (a) Contributor is a general partnership duly formed and validly existing under the laws of the State of Michigan with full power and authority to execute, deliver and perform this Agreement.

           (b) The execution, delivery and performance of this Agreement by Contributor have been duly and validly authorized by all necessary action on the part of Contributor. This Agreement has been, and the Contributor Closing Documents delivered by Contributor will be, duly executed and delivered by Contributor to the extent it is a party hereto and thereto. This Agreement constitutes, and when so executed and delivered the Contributor Closing Documents will constitute, the legal, valid and binding obligations of Contributor, enforceable against Contributor in accordance with their terms.

           (c) Except as set forth on Schedule 7.2(c), none of the execution, delivery or performance of this Agreement by Contributor or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the property of Contributor or, following the Drop-Down, the Acquired Partnership or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Contributor or the Acquired Partnership or its general partners or, subject to obtaining the consents of the Existing Lenders specified on
      Schedule 2.5, any agreement, instrument or other document to which Contributor or the Acquired Partnership or its general partners is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to any of Contributor or the Acquired Partnership or its general partners.

           (d) At Closing, Contributor will have good and marketable title to the Interests, free and clear of all Liens; upon execution and delivery of the Contributor Closing Documents, the Partnership and its designees will have good and marketable title to the Interests, free and clear of all Liens other than Liens created by, under or through the Partnership or such designee(s); and, at Closing, the Interests shall constitute all of the partnership interests in the Partnership (except for the 1% interest owned by Lansing Mall, Inc.) and no other Person shall have any other equity or income interest therein or right or option to acquire the same. Contributor has good and marketable title to the Property (other than the Land, the improvements and the other Real Property to extent covered by the Title Policy), free and clear of all Liens other than the Permitted Exceptions and, at Closing, the Acquired Partnership will have good and marketable title to the Property free and clear of all Liens other than the Permitted Exceptions.

           (e) Neither Contributor nor, following the Drop-Down, the Acquired Partnership has received any notice of violation from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity.

           (f) Except as set forth on Schedule 7.2(f), neither Contributor nor, following the Drop-Down, the Acquired Partnership has received any notice from any governmental unit or other person (including without limitation any consultant or engineer engaged by Contributor or other person) that it or the Real Property or any occupant thereof is not in compliance with any Environmental Law, that the Real Property or any portion thereof has been used as a storage or disposal site for Hazardous Materials (other than the storage of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws) or that it has any liability with respect thereto, and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Contributor, threatened with respect thereto pursuant to, or alleging any violation of, or liability under any Environmental Law. To Contributor's knowledge and except as set forth on Schedule 7.2(f), no underground or above-ground storage tanks are located on, under or about the Real Property and there is no facility located on or at the Real Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. Section 11022).

           (g) Schedule 7.2(g) contains a rent roll for the Mall as of December 5, 1996 showing the identification of each rentable space in the Mall, whether leased or not, and for each such space, the name of the Tenant, the expiration date of the current term of the Lease, the minimum or fixed annual rent payable, the unapplied amount of any security deposit held, all delinquencies in Rent and all outstanding rent abatements and tenant fit-out allowances or other tenant concessions.
      All information therein is accurate as of its date. No Tenant has paid any rent in advance except for the current month.

           (h) Schedule 7.2(h) contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto (including without limitation side letters) regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and
      (ii) the names of the parties thereto (including the name of the current assignee, if any, but only if and to the extent Contributor has actual notice of any such assignment). The documents listed on Schedule 7.2(h) and marked with an "R" constitute a complete and correct list of the reciprocal easement agreements relating to the Real Property and modifications thereof and supplements thereto (including without limitation side letters) (the "Reciprocal Easement Agreements") setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto. True and complete copies of the Reciprocal Easement Agreements and Leases, including each written modification thereof and supplement thereto and, to Contributor's knowledge, all material correspondence between Contributor (or, following the Drop-Down, the Acquired Partnership) and the Parties thereto bearing a date on or after January 1, 1994, have heretofore been furnished to the Partnership for inspection. Each Reciprocal Easement Agreement and Lease constitutes the entire agreement between the parties thereto and there are no oral promises or agreements amending or modifying the same.

           (i) There are no leases or other rights of occupancy or use relating to the Real Property other than the Leases and the Reciprocal Easement Agreements and other rights of persons arising under instruments or agreements which comprise Permitted Exceptions and/or the Contracts, except subleases, concessions or license agreements which may have been entered into by Tenants or by subtenants of Tenants. Each of the Leases and Reciprocal Easement Agreements is valid and subsisting and in full force and effect, and Contributor has received no notice of the termination of any easement granted therein.

           (j) (i) No Party to any Reciprocal Easement Agreement or Lease has made any written claim or, to Contributor's knowledge, has any other claim, whether or not in writing, (A) that Contributor (or, following the Drop-Down, the Acquired Partnership) has defaulted in any extent in performing any of its obligations under such Reciprocal Easement Agreement or Lease which has not heretofore been cured, (B) that any condition exists which with the passage of time would constitute any such default, or (C) that such Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Party, to cancel such Reciprocal Easement Agreement or Lease or to be relieved of its operating covenants thereunder.

           (ii) Except as set forth on Schedule 7.2(v), no Tenant or other Party has pending any action, proceeding or arbitration against Contributor
      (or, following the Drop-Down, the Acquired Partnership) based on any claims of the nature described in Section 7.2(j)(i).

           (iii) With the exception of delinquencies in the payment of Rents under Leases and except as shown on Schedule 7.1(j), to Contributor's knowledge, no material default exists under any Reciprocal Easement Agreement or Lease on the part of the Party or Parties thereto. To Contributor's knowledge, neither Contributor nor, following the Drop-Down, the Acquired Partnership is in default (without giving effect to any applicable notice and cure rights) in any respect with respect to any Lease or Reciprocal Easement Agreement.

           (iv) There are no unsatisfied rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of the Leases except as set forth in the rent roll referred to in Section 7.2(g) and the Leases.

           (v) No Party to a Lease or Reciprocal Easement Agreement has any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Real Property or any part thereof or interest therein other than the rights of such Tenant (as tenants only) under its Lease or such Party to the applicable Reciprocal Easement Agreement (with respect to easements only).

           (k) Contributor has furnished the Partnership with its audited financial statements (consisting of balance sheets and income statements) relating to the Mall as of, and for the calendar years ended, December 31, 1993, 1994 and 1995 (the "Annual Financial Statements") and its unaudited financial statements (consisting of balance sheets and income statements) as of and for the seven-month period ended July 31, 1996 (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements are consistent with the books and records and accounts of Contributor relating to the Mall and fairly present the financial condition and results of operations of Contributor relating to the Mall as of the dates thereof and for the periods referred to therein, and, except for the absence of footnotes and subject to normal year-end accruals as to the Interim Financial Statements, the Financial Statements have been prepared on a tax basis and otherwise in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Since December 31, 1995, each of Contributor and, following the Drop-Down, the Acquired Partnership has conducted its business relating to the Mall in the ordinary course consistent with past practice.

           (l) Schedule 7.2(l) lists the patents, trademarks (including registrations thereof), and trade names which are used by each of Contributor and, following the Drop-Down, the Acquired Partnership in connection with the operation of the Mall (the "Intellectual Property"). The conduct of the business of each of Contributor and, following the Drop-Down, the Acquired Partnership relating to the Mall and the use of the Intellectual Property do not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party, and, to Contributor's knowledge, no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of Contributor (or, following the Drop-Down, the Acquired Partnership) relating to the Mall. Neither Contributor nor, following the Drop-Down, the Acquired Partnership has granted to any Person or Persons the right to use the Intellectual Property or any portion thereof.

           (m) Neither Contributor (nor, following the Drop-Down, the Acquired Partnership) is a party to any collective bargaining or union agreements with respect to the Mall. Contributor has not encountered any labor union organizing activity or experienced any actual or threatened employee strikes, work-stoppages, slow-downs or lockouts. Except as set forth on Schedule 7.2(m), neither Contributor nor, following the Drop-Down, the Acquired Partnership maintains or sponsors any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Contributor's knowledge, any threatened claim against Contributor (or, following the Drop-Down, the Acquired Partnership) by any employee whose employment relates or related to the Mall.

           (n) Schedule 7.2(n) contains a true and complete list of all Contracts with respect to the Mall, including all modifications thereof. To Contributor's knowledge, there has been no default (without giving effect to any notice and cure rights) by Contributor (or, following the Drop-Down, the Acquired Partnership) any Party under any Contract which has not heretofore been cured. Contributor has received no notice of any claim by a Party of any such default, which has not heretofore been cured. A true and complete copy of each Contract, including any amendments or supplements thereto, has been delivered or made available to the Partnership. Such documents constitute the entire agreement between the parties thereto and there are no oral promises or agreements amending or modifying the same.

           (o) No condemnation proceeding is pending with respect to all or any part of the Real Property, and, to Contributor's knowledge, no condemnation proceeding is pending with respect to any property owned by a Party to any Reciprocal Easement Agreement which is the subject of such Reciprocal Easement
                                    -40-

      Agreement and no Taking is threatened with respect to all or any part of the Real Property, or any property owned by a Party to any Reciprocal Easement Agreement which is the subject of such Reciprocal Easement Agreement.

           (p) The Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions [including, without limitation, the Reciprocal Easement Agreements] or facilities of municipalities or public utility and water companies and other than parking areas which the Real Property makes use of under the Reciprocal Easement Agreements) located on any property not included in the Real Property to fulfill any municipal or governmental requirement or for the furnishing to the Real Property of any essential building systems or utilities, including but not limited to, water, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, drainage facilities, catch basins and retention ponds, sewage treatment facilities and the like, unless recorded easements or other rights are in effect for the benefit of the Real Property (which run with the land) for the continued use and benefit thereof. Except as may be covered by the Permitted Exceptions (including, without limitation, the Reciprocal Easement Agreements), no building or other improvement not included in any part of the Real Property relies on any part of the Real Property to fulfill any governmental or municipal requirement or to provide facilities to such building or improvement for any essential building systems or utilities, including, without limitation, electrical, plumbing, mechanical, sewage treatment or heating, ventilating and air conditioning facilities or services.

           (q) Copies of current real estate tax bills with respect to the Real Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered to the Partnership. No portion of the Real Property comprises part of a tax parcel which includes property other than property comprising all or a portion of Real Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Real Property which are currently pending. Contributor has no knowledge of any special tax or assessment to be levied against the Real Property or any change in the tax assessment of the Real Property.

           (r) Neither Contributor nor, following the Drop-Down, the Acquired Partnership has received notice that there is, and to Contributor's knowledge there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

           (s) Except as set forth on Schedule 7.2(f), neither Contributor nor, following the Drop-Down, the Acquired Partnership has received (i) any written notice from any governmental authority having jurisdiction over the Real Property or the Mall or from any other person (including without limitation a consultant or engineer or any insurance company or Board of Fire Underwriters) (A) of any violation of any law, ordinance, order or regulation (including without limitation the ADA) by Contributor (or, following the Drop-Down, the Acquired Partnership) relating to the Mall which has not heretofore been complied with or (B) requiring any alterations, improvements or changes at the Mall or any portion thereof which have not been completed. Contributor has no obligation to any governmental authority for the performance of any capital improvements or other work to be performed by Contributor (or, following the Drop-Down, the Acquired Partnership) in or about the Real Property or donations of monies or land (other than general real property taxes) which has not been completely performed and paid for.

           (t) Except as provided in Schedule 7.2(t), there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Contributor's knowledge, threatened against Contributor (or, following the Drop-Down, the Acquired Partnership) relating to the Mall or the Transactions and there are no unsatisfied arbitration awards or judicial orders against Contributor (or, following the Drop-Down, the Acquired Partnership). Copies of all pleadings and other documents with respect to the litigation described on
      Schedule 7.2(t) have been furnished to the Partnership and are true, accurate and complete in all respects.

           (u) Schedule 7.2(u) contains a true and accurate list of all policies of insurance relating to the Mall, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. Neither Contributor nor, following the Drop-Down, the Acquired Partnership has received (and Contributor has no knowledge of) any notice or request from (or organization exercising functions similar thereto) cancelling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

           (v) Except as set forth in Schedule 7.2(v), to Contributor's knowledge, none of the Tenants or Anchors is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced operations at the

      Mall other than temporarily due to casualty, remodeling, renovation or similar cause). Except as set forth in Schedule 7.2(v), Contributor has received no written notice that any Tenant or Anchor intends to cease or reduce operations at the Mall other than temporarily as described above.

           (w) [Intentionally deleted]

           (x) Schedule 7.2(x) accurately sets forth (i) a list of all instruments, agreements and other documents relating to the Existing Indebtedness and all modifications or amendments thereof and supplements thereto (including without limitation side letters) (the "Existing Indebtedness Documents"), (ii) the date of the Existing Indebtedness Documents and of each modification or amendment thereof and supplement thereto, (iii) the name of the holders of the Existing Indebtedness as of the date hereof, (iv) the unpaid balances thereof as of the date hereof,
      (v) the security therefor as of the date hereof and (vi) the amount of any deposits or escrows held or established in connection therewith. The Existing Indebtedness Documents are in full force and effect, neither Contributor nor, following the Drop-Down, the Acquired Partnership has received any notice of default under any Existing Indebtedness Document, and no default on the part of Contributor (or, following the Drop-Down, the Acquired Partnership) or, or to the knowledge of Contributor, any other Party thereto exists thereunder (without regard to notice and cure provisions). A true and complete copy of the Existing Indebtedness Documents, including each written modification thereof and supplement thereto, have heretofore been furnished to the Partnership. Such documents constitute the entire agreement between Contributor (or following the Drop-Down, the Acquired Partnership) and each Party thereto, and there are no oral promises or agreements amending or modifying the same.

           (y) Contributor is aware that the Units to be issued to it hereunder shall not be registered under the 1933 Act or under the securities laws of any state or other jurisdiction; that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to it pursuant hereto or at any time thereafter; that the Units are subject to restrictions on transfer contained in the Partnership Agreement and the Pledge Agreement and herein and, in any event, cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; and that the Partnership, in issuing its Units in accordance with the provisions hereof, is relying upon the representations and warranties of Contributor contained in Sections 7.2(y), (z), (aa), (ab) and (ac).

           (z) Contributor has received a copy of, has been advised to read, and has read the Memorandum, including its exhibits, has become familiar with the Memorandum's terms and provisions, and has been advised to consult, and has consulted, with independent tax counsel regarding the tax consequences of the Transactions.

           (aa) Contributor has been provided with such other information regarding the Partnership as Contributor has requested and has had an opportunity to meet with and ask questions of representatives of the Partnership.

           (ab) Contributor, each of the partners of Contributor and each of the partners, if any, of each such partner is an "accredited investor" within the meaning of Regulation D under the 1933 Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Units to be issued to it pursuant hereto, and Contributor is able to bear the economic risk of such ownership.

           (ac) The Units to be acquired by Contributor pursuant to this Agreement are being acquired by Contributor for its own, if any, account for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same (other than a distribution of such Units to the partners of Contributor or the partners, if any, of such partners).

           (ad) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor.

           (ae) Except as set forth on Schedule 7.2(ae), neither Contributor (or, following the Drop-Down, the Acquired Partnership) nor any predecessor in title is under obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund or has customarily in the past made or provided any such contributions or assistance. The promotional association established with respect to the Property (the "Promotional Association") is an independent association established by and on behalf of the Tenants, neither Contributor nor, following the Drop-Down, the Acquired Partnership having no ownership, fiduciary or monetary interest of any kind therein. Each of Contributor and, following the Drop-Down, the Acquired Partnership has remitted to the Promotional Association any amounts received by it from Tenants and other Parties that constitute contributions to the Promotional Association.

           (af) At Closing, the Acquired Partnership will be a partnership duly formed and validly existing under the laws of the state of its formation with full power and authority to execute, deliver and perform the Contributor's Closing Documents to which it is a party, the execution, delivery and performance of such Contributor Closing Documents will have been duly and validly authorized by all necessary action on the part of the Acquired Partnership, such Contributor Closing Documents will be duly executed and delivered by the Acquired Partnership, such Contributor Closing Documents will constitute the legal, valid and binding obligations of the Acquired Partnership, enforceable against the Acquired Partnership in accordance with their terms and there shall be no indebtedness or other obligations of the Acquired Partnership to Contributor or any of its Affiliates.

           (ag) To best of Contributor's knowledge, Contributor has delivered to the Partnership true and complete copies of all environmental reports (including without limitation asbestos surveys), engineering reports, ADA surveys and other material reports or studies relating to the Mall or the Property that were prepared at the request of or otherwise are in the possession of Contributor or any Affiliate of Contributor.

           Any reference herein to the "best knowledge of Contributor" or other phrases of similar import shall mean the knowledge of Sidney Forbes, Maurice Cohen, Nate Forbes, G. Thomas York, Michael N. Hartz, David Forbes and Rebecca Macrardini after a review of the files of Contributor at the offices of Contributor in Southfield, Michigan and inquiry of the general manager and the operations manager (or the equivalent), if any, of the Mall.


                                  ARTICLE VIII
                 Access and Certain Rights of Early Termination

     8.1 Due Diligence and Access.

           (a) From the date hereof until the Closing, Contributor shall give the Partnership and its representatives and consultants, during normal business hours, upon reasonable notice and in a manner that does not unreasonably interfere with the operation of Contributor's business, access to and the right to inspect the Mall and the Property (including without limitation for purposes of conducting environmental testing). From the date hereof until Closing and upon request by the Partnership, Contributor promptly shall provide the Partnership with other material information and data with respect to the Mall and the Property which is in Contributor's possession, including without limitation copies of Leases, the Reciprocal Easement Agreements and the Contracts and such financial and other information as the Partnership reasonably requests with respect thereto. The Partnership may contact

      Parties as the Partnership deems appropriate in connection with its due diligence examination.

           (b) From the date hereof until the Closing, the Partnership shall provide to Contributor such public information and data with respect to the Partnership and the General Partner which is in the Partnership's possession and which Contributor may request.

           (c) The Partnership shall indemnify, defend and hold harmless Contributor, its successors and assigns and their respective partners, shareholders, officers, directors, employees and agents from and against any Loss proximately caused by the exercise by the Partnership of its rights of access and inspection pursuant to the provisions of this
      Section 8.1. The indemnification obligations of the Partnership under this Section 8.1(c) shall survive the Closing or termination of this Agreement.

     8.2 [INTENTIONALLY DELETED]

     8.3 Environmental Report.  Contributor, at its sole cost and expense, shall
(a) cause an environmental consultant approved in writing by the Partnership (the "Consultant") to conduct a Phase I environmental audit and asbestos survey of the Real Property (and any additional testing recommended by the Consultant) and (b) deliver a report (which may not be dated prior to the date hereof) (the "Environmental Report") thereof (including without limitation the results of such additional testing) to the Partnership no less than seven (7) days prior to Closing. If the contents of the Environmental Report are unsatisfactory to the Partnership, in its sole and absolute discretion, the Partnership may terminate this Agreement within thirty (30) days following receipt of the Environmental Report. In the event of the termination of this Agreement, this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).
Following Closing, Contributor shall authorize the Consultant to make available to the Partnership the samples, the results of, and other information obtained in connection with the environmental testing of the Consultant pursuant hereto.

                                   ARTICLE IX
                             Conditions to Closing

     9.1 Conditions to Contributor's Obligations. Contributor's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Contributor in its sole discretion):

           (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by the Partnership under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

           (b) Accuracy of Representations and Warranties. The representations and warranties made by the Partnership in this Agreement (without regard to materiality qualifications contained therein and supplementation in accordance with Section 11.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to events or developments permitted hereunder or as to which Contributor have otherwise consented in writing).

           (c) No Other Termination. No termination of this Agreement by Contributor or the Partnership shall have occurred pursuant to any other provision hereof.

           (d) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing.

           (e) Share Price. The Share Price shall not be less than $21.75 nor more than $28.75.

           (f) Simultaneous Closings Under Other Contribution Agreements. The simultaneous closing of the transactions contemplated by the Other Contribution Agreements.

     9.2 Conditions to Partnership's Obligations. The Partnership's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by the Partnership in its sole discretion):

           (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Contributor under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

           (b) Accuracy of Representation and Warranties. The representations and warranties made by Contributor in this Agreement (without regard to materiality qualifications contained therein and supplementation in accordance with Section 11.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to the bankruptcy or default of any Anchor or Tenant that occurred following the date hereof and events or developments permitted hereunder or as to which the Partnership has otherwise consented in writing).

           (c) Estoppels Obtained. The Estoppels shall have been obtained in accordance with Section 11.7. Notwithstanding any provision in this Agreement to the contrary, if Contributor has not obtained Estoppels from all Tenants but have obtained Estoppels from all Anchors, 70% of all Major Tenants, and 60% of all other Tenants (the Tenants from whom Estoppels have not been obtained being herein called the "Missing Tenants"), Contributor in its own capacity shall have the right, at Contributor's sole option (but without having any obligation to do so) to satisfy the condition of this Section 9.2(c) with respect to the Estoppel from each Missing Tenant by executing and delivering to the Partnership at Closing an Estoppel for such Missing Tenant in the form prescribed by
      Section 11.7 (with appropriate changes to such form to reflect that Contributor and not such Missing Tenant are signing such Estoppel), which Estoppel will be released upon delivery of an Estoppel from such Missing Tenant.

           (d) Consents and Releases/Directions Obtained. The Contract Party Consents, the Releases/Directions and the consent of the Existing Lenders pursuant to Section 2.5 shall have been obtained.

           (e) Issuance of Title Policy. The Title Company shall have issued, or be irrevocably committed to issue, with respect to the Real Property its owners' title insurance policy pursuant to the Title Commitment as herein contemplated subject only to the Permitted Exceptions with respect thereto (the "Title Policy").

           (f) No Other Termination. No termination of this Agreement by the Partnership or Contributor shall have occurred pursuant to any other provision hereof.

           (g) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Mall or the operation thereof.

           (h) Share Price. The Share Price shall not be less than $21.75 nor more than $28.75.

           (i) Simultaneous Closings Under Other Contribution Agreements. The simultaneous closing of the transactions contemplated by the Other Contribution Agreements.

                                   ARTICLE X
                          Condemnation and Destruction

     10.1 Casualty or Condemnation in General.

           (a) If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Contributor shall promptly inform the Partnership of same.

           (b) If prior to the Closing Date the Property shall be the subject of a Substantial Taking or a Substantial Casualty, the Partnership may by written notice delivered to Contributor on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice; or (ii) to continue this Agreement in effect, in which event Contributor (A) shall transfer and assign to the Acquired Partnership, at the Closing, its full right, title and interest in and to any insurance proceeds (and shall pay in cash to the Acquired Partnership all deductibles owing in respect thereof) or condemnation awards with respect thereto, and shall cooperate in all reasonable respects with the Acquired Partnership, at the Acquired Partnership's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing, and (B) to the extent any insurance proceeds or condemnation awards shall have been received by Contributor prior to the Closing, remit to the Acquired Partnership the full amount thereof so collected, less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by Contributor or, following the Drop-Down, the Acquired Partnership prior to Closing to preservation, repair or restoration.

           (c) If prior to the Closing Date, the Property or any portion thereof is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the consideration to be delivered to Contributor on account thereof and the Transactions shall be consummated as provided herein. In such event, any insurance proceeds or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are
                                    -49-
      applicable in a case of a Substantial Casualty or a Substantial Taking as to which the Partnership has elected nevertheless to continue this Agreement in effect.

     10.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Contributor shall initiate or cause to be initiated all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. The Partnership shall have the right (but not the obligation) to participate with Contributor or, following the Drop-Down, the Acquired Partnership in the initiation of all such actions and, in any event, Contributor shall consult with, and keep the Partnership advised of, Contributor's progress in connection therewith. Contributor shall not agree (and shall not permit the Acquired Partnership to agree) to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without the Partnership's approval, which approval shall not be unreasonably withheld or delayed.


                                   ARTICLE XI
                              Additional Covenants

     11.1   Indemnification.

           (a) Indemnification by Contributor. From and after the Closing and subject to the provisions of Section 12.1, Contributor shall indemnify, defend and hold harmless the Partnership and the Acquired Partnership, their successors and assigns and their partners, employees and agents (the "Indemnified Partnership Persons") from and against any claim, action, demand, loss, cost, expense, liability, penalty or damages, including, without limitation, reasonable attorneys' fees and expenses (a "Loss"), incurred or suffered by any Indemnified Partnership Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by Contributor in this Agreement or the Contributor Closing Documents, (ii) the breach or non-fulfillment by Contributor of any of the covenants or agreements of Contributor under this Agreement or the Contributor Closing Documents, (iii) the Contributor's Liabilities, or (iv) the operation of the Mall prior to the Closing Date.

           (b) Indemnification by Partnership. From and after the Closing, the Partnership shall indemnify, defend and hold harmless Contributor and their partners, their successors and assigns and their respective partners, shareholders, directors, officers, employees and agents (the "Indemnified Contributor Persons") from and against any Loss incurred or suffered by any Indemnified Contributor Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by the Partnership in this Agreement or the Partnership Closing Documents, (ii) the breach or non-fulfillment by the Partnership of any of the covenants or agreements of the Partnership under this Agreement or the Partnership Closing Documents, or (iii) the Partnership Liabilities.

           (c) Joint Cooperation. Upon obtaining knowledge of the institution of any action or proceeding or other event which could give rise to a claim for indemnity hereunder, the person seeking indemnification shall promptly give written notice thereof to the party from whom indemnification may be sought. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified person shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own cost; provided, however, that counsel to be utilized in defense of the matter by the indemnifying party shall be reasonably approved by the indemnified person, and provided further that the indemnifying party shall not assume the defense for matters as to which there is a conflict of interest or separate and inconsistent defenses, in which case the indemnified person will utilize counsel reasonably approved by the indemnifying party and the indemnifying party will reimburse the indemnified person for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The indemnified person will not settle any claim or demand for which indemnity is sought hereunder without the indemnifying party's written consent (which consent shall not be unreasonably withheld or delayed), and the indemnifying party may settle such claim or demand with the written consent of the indemnified person, which consent may not be unreasonably withheld or delayed so long as the indemnified person receives an unconditional release. The indemnified person shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified person and shall cooperate in the defense thereof.

           (d) Waiver of Certain Claims Known at Closing. Notwithstanding anything to the contrary contained herein, (a) the Partnership may not assert a claim for damages or indemnity hereunder following the Closing for a breach of representation, warranty or covenant existing on the Closing Date to the extent that representatives of the Partnership have conscious, actual knowledge of such breach and the scope thereof as of the Closing Date and (b) Contributor may not assert a claim for damages or indemnity hereunder following the Closing for a breach of representation, warranty or covenant existing on the Closing Date to the extent that representatives of Contributor have conscious, actual knowledge of such breach and the scope thereof as of the Closing Date.

     11.2 Conduct of Business Pending Closing. From the date hereof until the Closing, Contributor shall (a) use reasonable best efforts to maintain, for the benefit of the Partnership and the Acquired Partnership following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with Contributor; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due (or, following the Drop-Down, the debts and obligations of the Acquired Partnership); (c) maintain the Mall in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (d) without the express written consent of the Partnership, not (i) enter into any new or additional Lease, or extend, renew or modify, consent to any assignment of or sublease in respect of, or waive any material right under any Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of cancelling or terminating the same, (iii) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under either Reciprocal Easement Agreement, (iv) make any alterations to the Mall or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures, (v) subject to the provisions of Section 2.10, enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other Contract, except in the ordinary and usual course and business and in accordance with past practices and policies, or amend, supplement or grant any waivers under a Circuit City Agreement, (vi) except as permitted under (i) above and Section 2.10, sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or the Interests or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Contributor or other Person owning the Property, (vii) extend, modify or amend any of Existing Indebtedness Documents or borrow additional funds thereunder (viii) permit the Acquired Partnership to have employees and (ix) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Contributor in this Agreement; and (e) otherwise operate the Mall in the ordinary course consistent with current practice. The consent of the Partnership shall not be unreasonably withheld or delayed as to the matters set forth in clause (d)(i) of this Section 11.2; and, in the event that the Partnership shall fail to notify Contributor in writing of its disapproval of any proposed matter described in clause (d)(i) within five (5) business days after it receives a written request for approval therefor (which request shall contain a statement as to the consequences of a failure to respond), such failure shall be deemed to constitute Contributor's approval thereto.

   11.3 Supplemental Disclosure. From the date hereof through Closing, Contributor and the Partnership shall have the continuing obligation to promptly supplement or amend the Schedules with respect to the representations and warranties made by them or it to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon. Without limiting the foregoing, if any Leases or Contracts, or amendments thereto, are hereafter entered into, Contributor shall give the Partnership prompt written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly.

   11.4 [INTENTIONALLY DELETED]

   11.5 Cooperation. The Partnership shall cooperate with Contributor in seeking to obtain all approvals, consents and estoppels of third parties required by this Agreement (but shall not be obligated to pay money or grant concessions therefor), including any Contract Party Consents, and shall furnish to Contributor or to any Party such information as to the Partnership, its capabilities, its experience in the ownership and management of real property and as to such other matters as Contributor or any Party shall reasonably request in connection therewith. Contributor shall use reasonable best efforts to obtain the Releases/Directions and a consent of the Parties to the Contracts marked with a "1" on Schedule 7.2(n) (the "Contract Party Consents").

   11.6 Transfer and Other Taxes; Etc. Contributor shall pay the real property transfer taxes, documentary stamps and other taxes, fees or charges, if any, imposed by the state, county or municipality in which the Mall is located as the result of the prior transfer of the Real Property as described in Section 2.3, the contribution of the Interests pursuant to Section 2.1 and the conversion of the Acquired Partnership to a limited partnership following Closing. Contributor shall pay all recording fees and charges and any personal property sales or use taxes in connection with the transfer of the Personalty and/or the Interests pursuant hereto.

   11.7 Estoppel Certificates. Contributor shall request, and shall use reasonable best efforts to obtain from each Party to the Reciprocal Easement Agreements and each Tenant or other Party under a Lease estoppel certificates, dated not more than 70 days prior to the Closing Date, in form reasonably acceptable to the Partnership, and an estoppel certificate, dated not more than 30 days prior to the Closing Date, from each Existing Lender in form reasonably satisfactory to the Partnership; provided, however, that if any Reciprocal Easement Agreement or Lease shall, by its terms, prescribe the form or content of an estoppel certificate, Contributor only shall be required to attempt to obtain estoppel certificates from the Party thereto in the form prescribed by the relevant document and containing only such information as is required to be delivered thereunder.

   11.8 Record Retention. After the Closing, the Partnership shall provide Contributor with reasonable access to the Books and Records and, at Contributor's cost, copies of all or any portion thereof. The Partnership either shall retain the Books and Records until the fifth anniversary of the date hereof or notify Contributor of its desire to dispose of the Books and Records and turn them over to Contributor if Contributor so request.

   11.9 Publicity. In no event shall either Contributor or the Partnership issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions (including without limitation the Environmental Report or information contained therein) unless the other party or parties have consented thereto in writing (and Contributor and the Partnership agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities or other laws or regulations or financial reporting requirements, to obtain the Contract Party Consents, the consent of the Existing Lenders, Estoppels or financing for the acquisition of the Mall and to assess the Property in connection with the Partnership's due diligence examination (including without limitation contacting Tenants and other Parties). Further, either party may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners or shareholders, as the case may be (and to counsel for such constituent partners and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners or shareholders or their advisors shall be deemed a breach hereof by such party. If for any reason any Transaction is not consummated, the Partnership promptly shall return to Contributor all originals and copies of documents, reports and financial and other information relating to the Property and to Contributor which Contributor has furnished to the Partnership. The obligations of

Contributor and the Partnership under this Section 11.9 shall survive the termination hereof, however caused.

        11.10 Assistance Following Closing. From and after the Closing, Contributor, at the Partnership's sole cost and expense, shall provide reasonable assistance to the Partnership in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing and upon the request of the Partnership from time to time, Contributor shall
(a) subject to applicable law and contractual requirements, permit its lease and property management databases relating to the Mall to be loaded onto the computer systems of the Partnership or its designee or provide disks containing such databases and (b) provide signed representation letters with respect to revenues and expenses relating to the Mall if required under GAAS to enable the Partnership's certified public accountants to render an opinion on the Partnership's financial statements.

        11.11 Further Assurances. Each of Contributor and the Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement; provided, however, that neither Contributor nor the Partnership shall be obligated, pursuant to this
Section 11.11 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in or contemplated by this Agreement and/or its respective Closing Documents.

        11.12 Restrictions on Certain Dispositions of Real Property.

           (a) Without the written consent of Contributor, the Partnership shall not, and shall cause the Acquired Partnership not to, voluntarily dispose of all or substantially all of the Real Property prior to January 1, 2002 (the "Permitted Disposition Date").

           (b) If at any time after the Permitted Disposition Date and prior to the fifteenth anniversary of the Closing Date, the Partnership shall desire to sell all or substantially all of the Real Property, the Partnership shall deliver to Contributor a written notice stating the price and other material economic terms upon which the Partnership proposes to dispose of such Real Property (the "Offer Notice"). Contributor shall have the right, exercisable by delivery of written notice to the Partnership no later than thirty (30) days after the Offer Notice is given (the "Response Date") along with evidence reasonably satisfactory to the Partnership of sufficient financial wherewithal of Contributor at such time, to purchase such Real Property on the terms and conditions set forth in the Offer Notice, in which event Contributor shall purchase, and the Partnership shall cause to be sold, such Real Property within 60 days.
      In the event that Contributor does not elect to purchase such Real Property within such thirty (30) day period, Contributor shall be deemed to have waived its rights contained in this Section 11.12(b) and the Partnership may thereafter sell the Real Property on terms substantially no more favorable to the purchaser than those set forth in the Offer Notice (that is, at a price that is not less than 90% of the price contained in the Offer Notice and that does not result in a reduction of more than 25% in the excess of the price paid by such purchaser over the amount of indebtedness to be assumed by such purchaser). In the event that such Real Property is not sold within one year following the Response Date, such Real Property may not thereafter be sold without again delivering an Offer Notice and complying with the provisions of this Section 11.12. Notwithstanding anything to the contrary contained herein, in the event that Contributor shall default in the purchase of such Real Property pursuant hereto, Contributor shall have no further right to purchase the Real Property pursuant to this Section 11.12(b). Upon the written request of Contributor given no later than ten days following the giving of the Offer Notice, the Partnership will consider (and inform Contributor of its determination within ten days but the Partnership shall have no liability for failure to respond) whether it will distribute the Real Property to Contributor in redemption of Units by accepting Units as consideration for the Real Property so as to accomplish the transaction in a manner which would not result in recognition of income and gain to Contributor for federal income tax purposes; however, the Partnership shall not be obligated and shall have no duty, (fiduciary or otherwise) to accept Units as the consideration or to structure the proposed transaction in such manner, and the decision as to whether to accept Units or so structure the transaction shall be within the sole discretion of the Partnership. In the event that the Mall and one or both of the malls acquired pursuant to the Other Contribution Agreements are proposed to be sold as part of the same transaction, Contributor may not exercise the rights pursuant to this
      Section 11.12(b) or purchase the Mall pursuant to this Section 11.12(b) unless the rights under Section 11.12(b) of such Other Contribution Agreements also are exercised and such other malls also are acquired pursuant thereto.

           (c) The provisions of this Section 11.12 shall not apply to (i) transactions, such as like-kind exchanges, which would not result in the recognition of income or gain to Contributor for federal income tax purposes by reason of the application of Section 704(c) or Section 737 of the Code (but, in the event of any disposition permitted by the preceding clause, the disposition of any carryover basis real property or other successor real property shall be subject to the provisions of this Section 11.12), (ii) the mortgage or the granting of security interests in any and all property of the
      Partnership provided the same is not a    sale or exchange for federal
      income tax purposes (and the conveyance of such property in connection with foreclosure of any such mortgage or security interest or by deed in lieu thereof), (iii) the sale, exchange or other disposition of all or substantially all of the properties of the Partnership and its subsidiaries, including all or part of the Real Property, (iv) the grant of easements or rights-of-way, (v) the sale to any occupant or prospective occupant of the portion of the Real Property occupied or proposed to be occupied by it (including parking area and other surrounding area), (vi) the lease of the Real Property or portions thereof provided the same is not a sale or exchange for federal income tax purposes, (vii) the exercise of all other rights of an owner with respect to the Real Property provided the same is not a sale or exchange for federal income tax purposes or (viii) a sale of the premises referred to in Section 2.13 pursuant to the right of first refusal under Section 37A of the Lease referred to in such Section 2.13. In addition, the provisions of Section 11.12(a) shall not apply to the sale, conveyance or disposition of the Real Property when, in the reasonable judgment of the Partnership, dire, immediate circumstances exist which require the disposition of the Real Property. Although the Partnership shall not be required to obtain an opinion of counsel with respect to the matters set forth in clause (i) of the first sentence of this Section 11.12(c), the requirements of such clause will be conclusively deemed to have been satisfied if the Partnership shall have obtained an opinion of counsel to the effect that a particular transaction will not result in the recognition of income or gain for federal income tax purposes by Contributor. Upon the written request of Contributor, the Partnership promptly shall furnish to Contributor a copy of any such opinion.

           (d) For purposes of this Section 11.12 and Section 11.13, the term "Contributors" shall include the partners of Contributor and the partners, if any, of such partners who hold Units at the time of reference thereto.

     11.13 Repayment or Refinancing of Contributor Property Indebtedness. The Partnership shall notify Contributor prior to the repayment or refinancing of any Contributor Property Indebtedness and provide a good faith estimate of the amount by which the amount of Partnership liabilities that Contributor may include in the tax basis of its Units pursuant to Section 1.752 of the Treasury Regulations shall be reduced as the result thereof

(the "Refinancing Notice"). In the event that such repayment or refinancing shall reduce the amount of the Partnership liabilities that Contributor may include in the tax basis of its Units pursuant to Section 1.752 of the Treasury Regulations (after giving effect to the allocations specified in Section 11.16(c)) and upon written notice from Contributor delivered within ten (10) days after the Refinancing Notice is given, the Partnership shall use reasonable best efforts to make provision for Contributor to guaranty indebtedness of the Partnership (but the Partnership shall not be obligated to incur additional indebtedness or to permit such guarantees if such guarantees shall have an adverse effect on the Partnership or the other partners thereof) so as to enable Contributor to increase its "economic risk of loss" (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of the Partnership but minimize the real economic risk of such guarantees to Contributor to the extent practicable (by, for example, guarantying the "bottom" portion). No other person may incur the "economic risk of loss" (within the meaning of section 1.752-2 of the Treasury Regulations) with respect to any Contributor Property Indebtedness without the consent of Contributor.

     11.14 Delivery of Certain Information. The Partnership shall transmit to Contributor (a) all periodic reports or statements furnished to the public shareholders of the General Partner simultaneously with the transmission thereof to such public shareholders, (b) promptly following request by Contributor or its successors or assigns, copies of all amendments to the Partnership Agreement and (c) promptly following written request by Contributor or its successors or assigns (but no more frequently than once each calendar year), a list of the names and addresses of all partners of the Partnership.

     11.15 Record Owners of Units. The Units issued pursuant hereto may not be sold, conveyed, pledged or otherwise transferred until the first anniversary of the Closing Date (except for transfers to the partners of Contributor and/or the partners, if any, of such partners). There may be no more than twelve record owners of all of the Units issued pursuant hereto and the Other Contribution Agreements at any time hereafter to the extent that such Units are then owned directly or indirectly by the individuals who are the beneficial owners of Contributor and/or the Other Contributors on the date hereof or members of the families thereof.

     11.16 Method of Allocation; Allocation of CenterMark Gain; Etc. Notwithstanding anything to the contrary contained in the Partnership
Agreement:

           (a) The Partnership shall allocate income, gain, loss and deduction with respect to the Property, to the extent the adjusted basis thereof differs from the Gross Asset Value, among the partners of the Partnership (including Contributor) on a property by property basis, subject to the application of "ceiling" limitation, in accordance with the traditional method set forth in Section 1.704-3(b) of the Regulations or any successor provision.

           (b) The Partnership shall specially allocate any and all gain on the sale by the Partnership of stock of CenterMark Properties, Inc. only to the other partners of the Partnership to the maximum extent permitted by
      Section 704(c) of the Code and the Regulations promulgated thereunder.

           (c) In accordance with paragraph (3)(a) under the heading "Analysis" in Revenue Ruling 95-41, 1995-23 I.R.B. 5, "excess nonrecourse liabilities" of the Partnership shall be allocated among the partners of the Partnership by taking into account the share of Section 704(c) built-in gain of Contributor and/or its partners with respect to the Real Property to the extent such gain is not taken into account in making an allocation of nonrecourse liabilities to them under Treasury Regs.
      Section 1.752-3(a)(2). It is the parties' intent that an allocation pursuant to the preceding sentence of this Agreement and the Other Contribution Agreements will cause the total share of nonrecourse liabilities of Contributor and/or its partners to at least equal the excess of the debt encumbering the Real Property over the adjusted tax basis of such property at the time of such contribution. This treatment shall not be binding on the Partnership in the event that the Internal Revenue Service (the "IRS") revokes, amends or modifies Rev. Rul. 95-41 or in the event that the IRS issues guidance which indicates that Rev. Rul. 95-41 cannot be interpreted consistently with this Section 11.16(c).


                                  ARTICLE XII
                                 Miscellaneous

     12.1 Survival. The representations, warranties and agreements of Contributor and the Partnership set forth herein and in the Closing Documents or an Estoppel for a Missing Tenant shall survive Closing indefinitely. Notwithstanding the foregoing, the representations and warranties contained herein or the Closing Documents (other than in Sections 7.2(a), (b), (c), (d) and (af)), including the indemnities to the extent that they are derived therefrom (but nothing contained in this sentence shall affect or limit other indemnities or covenants contained herein or in the Closing Documents), shall survive Closing only for a period of fifteen (15) months after the Closing Date except as to Losses of which written notice has been given prior to the expiration of such fifteen (15) month period in accordance with Section 12.2 and the other provisions of this Agreement.

     12.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or facsimile, or delivered by hand with receipt acknowledged in writing, as follows:

     (a)  To Partnership:

          55 West Monroe Street, Suite 3100
          Chicago, Illinois  60603
          Attention:  Matthew Bucksbaum

          with a copy thereof to:

          Neal, Gerber & Eisenberg
          Two North LaSalle Street, Suite 2200
          Chicago, Illinois  60602
          Attention:  Marshall E. Eisenberg

     (b)  To Contributor:

          Forbes/Cohen Properties
          100 Galleria Officentre
          Suite 427
          Southfield, Michigan  48037

          with a copy to:

          Honigman Miller Schwartz and Cohn
          2290 First National Building
          Detroit, Michigan   48226
          Attention:  Maurice S. Binkow

Except as otherwise set forth herein, all notices (a) shall be deemed given when received or, if mailed as described above with appropriate postage, after 5 business days or, if sent by facsimile, upon receipt of confirmed answerback and (b) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

     12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

     12.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination without the need for the consent of any third party beneficiary hereof.

     12.5 Waiver. Each party shall have the right, exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

     12.6 Successors and Assigns. Subject to the provisions of Section 12.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     12.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto (and the Indemnified Partnership Persons and the Indemnified Contributor Persons with respect to Section 11.1 and the Acquired Partnership, but none of such Persons that are not parties hereto or successors and assigns of such parties hereto shall have any right to approve any amendment, addition or waiver hereto or hereof), and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

     12.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     12.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Michigan (without regard to conflicts of law rules).

     12.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other party except that the Partnership may assign this Agreement to an Affiliate of the Partnership, it being acknowledged and agreed by the Partnership that no such assignment shall relieve the Partnership of its obligations under this Agreement.

     12.11 Headings; Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

     12.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

     12.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

     12.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement or any Closing Document against any other party or parties to enforce rights under this Agreement or any Closing
Document, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder or thereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America Illinois, N.A. (or any successor), as the same may change from time to time, plus four percent.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

CONTRIBUTOR:

FORBES/COHEN PROPERTIES, a
Michigan general partnership


By: /s/ Maurice Cohen
    ------------------------
     Maurice Cohen, partner


By: /s/ Sidney Forbes
    ------------------------
     Sidney Forbes, partner

PARTNERSHIP:

GGP LIMITED PARTNERSHIP, a
Delaware limited partnership


By:  GENERAL GROWTH PROPERTIES, INC.,
     a Delaware corporation


     By: /s/ Joel Bayer
     ----------------------
        Its: Vice President

                               TABLE OF CONTENTS

                                                                   Page

                                  ARTICLE I
                                  Definitions

              1.1  Definitions ....................................   1
              1.2  References  ....................................  10


                                  ARTICLE II
               Contribution of Interests; Issuance of Units; Etc.
              2.1  Contribution ...................................  10
              2.2  Issuance of Units; Etc. ........................  10
              2.3  Drop-Down ......................................  11
              2.4  Liabilities ....................................  12
              2.5  Matters Relating to Existing Indebtedness ......  13
              2.6  Release of Property Management Liens ...........  14
              2.7  Admission to Partnership; Redemption Rights; Etc. 14
              2.8  Pledge Agreement; Guaranty .....................  15
              2.9  Tenant Allowances and Leasing Commissions ......  15
              2.10 Matters Relating to Vacant Ward Parcel..........  15
              2.11 Matters Relating to Promotional Association ....  16
              2.12 Matters Relating to Hudson Oil Parcel ..........  16
              2.13 Matters Relating to Right of First Refusal
                   Relating to Mountain Jack's ....................  16

                                 ARTICLE III
                                     Title

                                  ARTICLE IV
                                    Closing

              4.1  Closing ........................................  17
              4.2  Contributor Closing Documents ..................  18
              4.3  Partnership Closing Documents ..................  22

                                  ARTICLE V
                           Prorations and Adjustments


              5.1  Items to Be Prorated ...........................  24
              5.2  Installment Payment of Assessments .............  25
              5.3  Adjustable Tenant Charges ......................  25
              5.4  [Intentionally Omitted] ........................  26
              5.5  Fixed and Other Tenant Charge Arrearages .......  27
              5.6  Sales Based Tenant Charges .....................  27
              5.7  Application of Rent Receipts ...................  27
              5.8  Security and Utility Deposits ..................  28
              5.9  Collection of Rents ............................  28
              5.10 Settlement of Adjustments ......................  30

                                  ARTICLE VI
                           Title Insurance and Survey
              6.1  Title Commitment ...............................  31


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
                 6.2   Title Defects .....................................   32
                 6.3   Survey ............................................   33


                                 ARTICLE VII
                         Representations and Warranties
                 7.1   Partnership Representations and Warranties .........  35
                 7.2   Contributor's Representations and Warranties .......  35

                                 ARTICLE VIII
                 Access and Certain Rights of Early Termination
                 8.1   Due Diligence and Access ...........................  45
                 8.2   [INTENTIONALLY DELETED] ............................  46
                 8.3   Environmental Report. ..............................  46

                                  ARTICLE IX
                             Conditions to Closing
                 9.1   Conditions to Contributor's Obligations ............  46
                 9.2   Conditions to Partnership's Obligations ............  57

                                   ARTICLE X
                          Condemnation and Destruction
                 10.1  Casualty or Condemnation in General ................. 49
                 10.2  Adjustment of Claims and Condemnation Proceedings ... 50

                                  ARTICLE XI
                          Additional Covenants
                 11.1  Indemnification ..................................... 50
                 11.2  Conduct of Business Pending Closing ................. 52
                 11.3  Supplemental Disclosure ............................. 53
                 11.4  [INTENTIONALLY DELETED] ............................. 53
                 11.5  Cooperation ......................................... 53
                 11.6  Transfer and Other Taxes; Etc. ...................... 53
                 11.7  Estoppel Certificates ............................... 53
                 11.8  Record Retention .................................... 54
                 11.9  Publicity ........................................... 54
                 11.10 Assistance Following Closing ........................ 55
                 11.11 Further Assurances .................................. 55
                 11.12 Restrictions on Certain Dispositions of Real Property 55
                 11.13 Repayment or Refinancing of Contributor Property
                       Indebtedness ........................................ 57
                 11.14 Delivery of Certain Information ......................58
                 11.15 Record Owners of Units ...............................58
                 11.16 Method of Allocation; Allocation of CenterMark Gain;
                       Etc. ................................................ 58


                                 ARTICLE XII
                                 Miscellaneous
                 12.1  Survival ............................................ 59
                 12.2  Notices ............................................. 60
                 12.3  Counterparts .........................................60

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
                 12.4  Amendments ...........................................60
                 12.5  Waiver  ..............................................61
                 12.6  Successors and Assigns ...............................61
                 12.7  Third Party Beneficiaries  .......................... 61
                 12.8  Partial Invalidity .................................. 61
                 12.9  Governing Law ....................................... 61
                 12.10 Assignment .......................................... 61
                 12.11 Headings; Exhibits .................................. 62
                 12.12 Gender and Number ................................... 62
                 12.13 Entire Agreement .................................... 62
                 12.14 Costs of Enforcement ................................ 62


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